                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material under Rule 14a-12

                        MEMC ELECTRONIC MATERIALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

     [X] No fee required

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                                  [MEMC LOGO]

                        MEMC ELECTRONIC MATERIALS, INC.
                       501 PEARL DRIVE (CITY OF O'FALLON)
                           ST. PETERS, MISSOURI 63376
                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 5, 2002

     MEMC Electronic Materials, Inc. will hold its 2002 Annual Shareholders' Meeting at the MEMC Learning Center, 1613 E. Terra Lane, O'Fallon, Missouri 63366, on Wednesday, June 5, 2002 at 10:00 a.m., local time, for the following purposes:

     1. To elect directors;

     2. To consider and act upon a proposal to approve MEMC's 2001 Equity Incentive Plan; and

     3. To transact such other business as may properly come before the meeting and all adjournments thereof.

     The Board of Directors has fixed April 26, 2002 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the annual meeting and all adjournments thereof. A list of shareholders entitled to vote at the annual meeting will be available for examination by any shareholder at our executive offices not less than ten days prior to the annual meeting and at the meeting.
                                          Sincerely,

                                          DAVID L. FLEISHER
                                          Secretary
April   , 2002

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, SO THAT YOUR SHARES WILL BE REPRESENTED, PLEASE COMPLETE THE ENCLOSED PROXY CARD, AND SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                               TABLE OF CONTENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
Proxy Statement -- Voting Procedures........................     1
Item No. 1 -- Election of Directors.........................     2
Information About Nominees and Continuing Directors.........     3
Certain Beneficial Ownership by Directors and Executive
  Officers..................................................     5
Ownership of MEMC Equity Securities by Certain Beneficial
  Owners....................................................     7
Board of Directors -- Committees............................    10
Report of Audit Committee...................................    12
Principal Accounting Firm Fees..............................    13
Compensation and Nominating Committee Report................    13
Summary Compensation Table..................................    15
Option Grants in Last Fiscal Year...........................    16
Aggregated Option Exercises in Last Fiscal Year and Fiscal
  Year-End Option Values....................................    17
Stock Price Performance Graph...............................    26
Certain Transactions........................................    26
Item No. 2 -- Approval of 2001 Equity Incentive Plan........    33
Shareholder Proposals for 2003 Annual Meeting...............    37
Other Matters...............................................    37

                      PROXY STATEMENT -- VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

     MEMC is soliciting proxies to be used at our 2002 Annual Shareholders' Meeting. This proxy statement and the proxy card will be mailed to shareholders
beginning April   , 2002.

WHO CAN VOTE

     Record holders of MEMC common stock on April 26, 2002 may vote at the
annual meeting. On April 26, 2002, there were                shares of common
stock outstanding. The shares of common stock held in our treasury will not be voted. Each share of common stock is entitled to one vote on each matter submitted to a vote at the annual meeting.

HOW YOU CAN VOTE

     - BY PROXY -- Simply mark your proxy card, date and sign it, and return it in the envelope provided.

     - IN PERSON -- You can come to the annual meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a legal proxy or power of attorney from the nominee and present it at the meeting to establish your right to vote the shares.

HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

     If you give a proxy, you may revoke it at any time before your shares are voted. You may revoke your proxy in one of three ways:

     - Send in another proxy with a later date;

     - Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or

     - Vote in person at the annual meeting.

SPECIAL VOTING RULES FOR PARTICIPANTS IN MEMC RETIREMENT SAVINGS PLAN

     The MEMC Stock Fund holds MEMC common stock as an investment alternative for participants in the MEMC Retirement Savings Plan. Plan participants may direct the plan's trustee how to vote the shares held by the plan, but only if the participant signs and returns a voting direction card. If cards representing shares held in the plan are not returned, the trustee will vote those shares in the same proportion as the shares for which signed cards are returned by other participants.

QUORUM

     A majority of the outstanding shares entitled to vote at the annual meeting represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have authority to do so. Shares represented by proxies that are marked "withhold" with respect to the election of one or more directors will be counted as present in determining whether there is a quorum.

VOTE REQUIRED

     If a quorum is present at our annual meeting, the following vote is required for approval of each matter to be voted on:

ELECTION OF DIRECTORS            A plurality of the shares entitled to vote and
                                 present in person or by proxy at the meeting must be voted "FOR" each nominee. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the annual meeting. Consequently, any shares represented by proxies that are marked "withhold" will have no impact on the election of directors.

APPROVAL OF 2001 EQUITY
INCENTIVE PLAN                   A majority of the shares entitled to vote and
                                 present in person or by proxy at the meeting must be voted "FOR" this matter. Shares represented by proxies that are marked
                                 "abstain" with respect to this matter will be treated as shares present and entitled to vote.
                                 This will have the same effect as a vote against such matter. If a broker indicates on the proxy that it lacks discretionary authority as to certain shares to vote on this matter, the shares will not be considered as present and entitled to vote with respect to this matter.

COSTS OF SOLICITATION

     We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited personally or by telephone by our regular employees without additional compensation. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

SELECTION OF AUDITORS

     We have appointed KPMG LLP as our independent accountant for the current year ending December 31, 2002. KPMG LLP was our independent accountant for the year ended December 31, 2001. A representative of KPMG LLP will be present at the 2002 Annual Shareholders' Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

                      ITEM NO. 1 -- ELECTION OF DIRECTORS

     The Board of Directors consists of ten members organized into three classes, with each director elected to serve for a three-year term. There are three directors in Class I (term expiring in 2002), three directors in Class II (term expiring in 2003) and four directors in Class III (term expiring in 2004).

     Three directors will be elected at our 2002 annual meeting to serve for a three-year term expiring at our annual meeting in the year 2005. The Compensation and Nominating Committee has nominated Richard Boyce, John Danhakl and Nabeel Gareeb for election as Class I (term expiring in 2005) directors at this meeting. Each nominee is currently serving as a director having been appointed by the Board to fill vacancies on the Board. Each nominee has consented to serve for a new term. Each nominee elected as a director will continue in office until his successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the annual meeting, the persons named on the enclosed proxy card may vote for any alternative designated by the present Board.

     You may not vote for more than three nominees. The persons named on the enclosed proxy card intend to vote the proxy representing your shares for the election of the three nominees named above, unless you indicate on the proxy card that the vote should be withheld or you indicate contrary directions. If you sign and return the proxy card without giving any direction, the persons named on the enclosed proxy card will vote the proxy representing your shares FOR the election of the three nominees named on the proxy card.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                  THE ELECTION OF THESE NOMINEES AS DIRECTORS.

              INFORMATION ABOUT NOMINEES AND CONTINUING DIRECTORS

     Please review the following information about the nominees and other directors continuing in office.

NOMINEES FOR ELECTION IN 2002

RICHARD W. BOYCE, DIRECTOR SINCE 2002, AGE 47

Mr. Boyce is a Partner of Texas Pacific Group, a privately held investment firm and an affiliate of MEMC. From 1997 through 1999, Mr. Boyce was President of CAF, Inc., a consulting firm that provided operating support and oversight to various companies controlled by Texas Pacific Group. Mr. Boyce periodically served between 1997 and 1999 as CEO of J. Crew Group, Inc. He served as interim CEO, from June to October 1998, and as Chairman, from October 1998 to March 1999, of Favorite Brands International Holding Corp., which filed for protection under Chapter 11 of the Bankruptcy Code on March 30, 1999. He was a director of that corporation from 1996 to 1999. Mr. Boyce currently serves on the board of directors of J. Crew Group, Inc., Del Monte Foods Corporation, ON Semiconductor Corporation and Punch Group, Ltd.

JOHN G. DANHAKL, DIRECTOR SINCE 2001, AGE 45

Mr. Danhakl has served as a partner at Leonard Green & Partners, a privately held investment firm and an affiliate of MEMC, since 1995. Mr. Danhakl presently serves on the board of directors of The Arden Group, Inc., Big 5 Sporting Goods, Inc., Communications & Power Industries, Inc., Twin Laboratories, Inc., Diamond Auto Glass Works, Liberty Group Publishing, Leslie's Poolmart, Inc., VCA Antech, Inc. and Petco Animal Supplies, Inc., and on the board of managers of AsianMedia Group LLC.

NABEEL GAREEB, DIRECTOR SINCE 2002, AGE 37

Mr. Gareeb joined MEMC as President and Chief Executive Officer in April 2002. Prior to joining MEMC, Mr. Gareeb was the Chief Operating Officer of International Rectifier Corporation, a leading supplier of power semiconductors, where he was responsible for worldwide operations, research and development and marketing of the core products of the company. He joined International Rectifier in 1992 as Vice President of Manufacturing and subsequently held other senior management positions.

CONTINUING DIRECTORS

ROBERT J. BOEHLKE, DIRECTOR SINCE 2001, AGE 60
(Term expiring 2003)

Mr. Boehlke was most recently Executive Vice President and Chief Financial Officer of KLA-Tencor, a position he held from 1990 until his retirement in June 2000. KLA-Tencor is a supplier of process control and yield management solutions for the semiconductor manufacturing industry. Mr. Boehlke is a member of the board of directors of DuPont Photomasks, Inc., Entegris, Inc., LTX Corporation and Quicklogic Corporation.

JEAN-MARC CHAPUS, DIRECTOR SINCE 2001, AGE 43
(Term expiring 2003)

Mr. Chapus has served as Group Managing Director and Portfolio Manager of Trust Company of the West, an investment management firm, and President of TCW/Crescent Mezzanine L.L.C., a private investment fund and an affiliate of MEMC, since March 1995. Mr. Chapus is a member of the board of directors of Starwood Hotels and Resorts Worldwide, Inc. and several private companies, including Magnequench International, Inc. and TCW Asset Management Company.

JAMES G. COULTER, DIRECTOR SINCE 2001, AGE 42
(Term expiring 2004)

Mr. Coulter is a founding partner of Texas Pacific Group, a privately held investment firm and an affiliate of MEMC, and has been Managing General Partner of Texas Pacific Group since 1992. Mr. Coulter serves on the board of directors of GlobeSpanVirata and several private companies including J. Crew Group, Inc., Seagate Technology, Inc., Zhone Technologies and Evolution Global Partners.

JOHN MARREN, DIRECTOR SINCE 2001, AGE 39
(Term expiring 2004)

     Mr. Marren has been Chairman of the Board of MEMC since November 2001. Mr. Marren is a Partner of Texas Pacific Group, a privately held investment firm and an affiliate of MEMC. From 1997 through April 2000, Mr. Marren was Managing Director and Co-Head of Technology Investment Banking at Morgan Stanley. Mr. Marren serves on the board of directors of GlobeSpanVirata, ON Semiconductor Corporation, Zilog, Inc., and Zhone Technologies Inc.

C. DOUGLAS MARSH, DIRECTOR SINCE 2001, AGE 56
(Term expiring 2003)

     Mr. Marsh has been employed with ASM Lithography, Inc., a supplier of photolithography equipment to the semiconductor industry, since 1988 and currently holds the position of Vice President Business Integration & U.S. Institutional Investor Relations. Mr. Marsh serves on the board of directors of ATMI, Inc.

WILLIAM E. STEVENS, DIRECTOR SINCE 2001, AGE 59
(Term expiring 2004)

     Mr. Stevens currently serves as Chairman of BBI Group, Inc., a private equity investment firm. Mr. Stevens served as Chairman and Chief Executive Officer of the Wesmark Group from 1999 to 2001. From 1996 to 1999, Mr. Stevens was an Executive Vice President with Mills & Partners, a private equity and leveraged investment firm. Mr. Stevens serves on the board of directors of McCormick & Company, Incorporated.

WILLIAM D. WATKINS, DIRECTOR SINCE 2002, AGE 49
(Term expiring 2004)

     Mr. Watkins has served as President and Chief Operating Officer of Seagate Technology, a manufacturer of disc drives and disc drive components, since May 2000. Mr. Watkins joined Seagate Technology as Executive Vice President, Recording Media Group in February 1996 in connection with Seagate's merger with Conner Peripherals. In October 1997, Mr. Watkins took on additional responsibility as Executive Vice President of the Disc Drive Operations, and in August 1998 was appointed to the position of Chief Operating Officer, with responsibility for the Seagate's disc drive manufacturing, recording media, and recording head operations. Mr. Watkins was promoted to President of Seagate in May 2000 with additional responsibility of product research and development.

                        CERTAIN BENEFICIAL OWNERSHIP BY
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the beneficial ownership of MEMC common stock, our Series A Cumulative Convertible Preferred Stock and the membership interest in TPG Wafer Holdings LLC, MEMC's parent company, as of March 31, 2002 by each of our directors, certain executive officers and all directors and executive officers as a group. Except as indicated below, each person has the sole power to vote and transfer his or her shares or interests.

                        NUMBER OF SHARES    PERCENTAGE OF       NUMBER OF                          PERCENTAGE INTEREST
                            OF MEMC             MEMC            SHARES OF         PERCENTAGE OF       IN TPG WAFER
                          COMMON STOCK       OUTSTANDING     PREFERRED STOCK       OUTSTANDING          HOLDINGS
        NAME           BENEFICIALLY OWNED   COMMON STOCK    BENEFICIALLY OWNED   PREFERRED STOCK   BENEFICIALLY OWNED
        ----           ------------------   -------------   ------------------   ---------------   -------------------
Robert J. Boehlke....           --             --                  --               --                   --
Richard W. Boyce.....           --             --                  --               --                   --
Jean-Marc Chapus.....  182,182,192(1)(2)     90.0%(1)(2)      260,000(1)(2)        100%(1)(2)          19.7%(2)
James G. Coulter.....  182,182,192(1)(3)     90.0%(1)(3)      260,000(1)(3)        100%(1)(3)          60.6%(3)
John G. Danhakl......  182,182,192(1)(4)     90.0%(1)(4)      260,000(1)(4)        100%(1)(4)          19.7%(4)
C. Douglas Marsh.....           --             --                  --               --                   --
John Marren..........           --             --                  --               --                   --
William E. Stevens...           --             --                  --               --                   --
William D. Watkins...           --             --                  --               --                   --
Klaus R. von Horde...      294,750(5)           *                  --               --                   --
James M. Stolze......      171,208(6)           *                  --               --                   --
John P. DeLuca.......      163,208(7)           *                  --               --                   --
Julius R. Glaser.....       65,800(8)           *                  --               --                   --
Jonathan P. Jansky...       92,750(9)           *                  --               --                   --
All directors and
  executive officers
  as a group (17
  persons)...........  183,018,949(1)-(9)    90.1%(1)-(9)     260,000(1)-(4)       100%(1)-(4)          100%(2)-(4)

---------------
 * Represents less than 1% of MEMC's outstanding common stock as of March 31, 2002.

(1) Assumes the exercise or conversion in full of the warrants to purchase MEMC common stock and the Series A Cumulative Convertible Preferred Stock. TPG Wafer Holdings LLC ("TPG Wafer Holdings") directly holds 49,959,970 shares of MEMC common stock and 260,000 shares of Series A Cumulative Convertible Preferred Stock, convertible into 115,555,555 shares of MEMC common stock, excluding accrued but unpaid dividends that may be convertible into shares of MEMC common stock and assuming shareholder approval of the Series A Cumulative Convertible Preferred Stock. See "CERTAIN
    TRANSACTIONS -- Restructuring Agreement -- Shareholder Approval." TPG Wafer Partners LLC ("TPG Wafer Partners"), TPG Wafer Management LLC ("TPG Wafer Management"), Green Equity Investors III, L.P. ("GEI"), Green Equity Investors Side III, L.P. ("GEI Side"), TCW/Crescent Mezzanine Partners III, L.P. ("TCW Partners"), TCW/Crescent Mezzanine Trust III ("TCW Trust") and TCW/Crescent Mezzanine Partners III Netherlands, L.P. ("TCW Netherlands") collectively hold 16,666,667 warrants which will be exercisable assuming shareholder approval of the warrants. See "CERTAIN
    TRANSACTIONS -- Restructuring Agreement -- Shareholder Approval."

(2) TCW Partners, TCW Trust and TCW Netherlands, collectively hold a 19.7% membership interest in TPG Wafer Holdings. Jean-Marc Chapus is an officer and director of TCW Asset Management Company and is affiliated with other TCW entities. Mr. Chapus is also a limited partner of TCW Partners. Mr. Chapus may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by TCW Partners, TCW Trust and TCW Netherlands.

(3) TPG Wafer Partners and TPG Wafer Management collectively hold a 60.6% membership interest in TPG Wafer Holdings. James G. Coulter is a director, officer and shareholder of TPG Advisors III, Inc. ("TPG Advisors III"), which is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. ("Partners III"), TPG Parallel III, L.P. ("Parallel III"), TPG Investors III, L.P. ("Investors III"), FOF Partners III, L.P. ("FOF"), FOF Partners III-B, L.P. ("FOF B") and the sole member of TPG GenPar Dutch, L.L.C., which is the general partner of TPG Dutch Parallel III, C.V. ("Dutch Parallel III"). Mr. Coulter is also a director, officer and shareholder of T(3) Advisors, Inc. ("T(3) Advisors"), which is the general partner of T(3) GenPar, L.P., which in turn is the sole general partner of each of T(3) Partners, L.P. ("T(3) Partners"), T(3) Parallel, L.P. ("T(3) Parallel"), T(3) Investors, L.P. ("T(3) Investors") and the sole member of TPG GenPar Dutch, L.L.C., which is the general partner of T(3) Dutch Parallel C.V. ("T(3) Dutch"). In addition, Mr. Coulter is a director, officer and shareholder of T(3) Advisors II, Inc., which is the general partner of T(3) GenPar II, L.P., which in turn is the sole general partner of each of T(3) Partners II, L.P. ("T(3) Partners II") and T(3) Parallel II, L.P. ("T(3) Parallel II"). Partners III, Parallel III, Investors III, FOF, FOF B, Dutch Parallel III, T(3) Partners, T(3) Parallel, T(3) Investors, T(3) Dutch, T(3) Partners II and T(3) Parallel II (collectively, the "TPG Funds") are members of TPG Wafer Partners, which in turn is a member of TPG Wafer Holdings, and also the managing member of TPG Wafer Management. TPG Advisors III, T(3) Advisors and T(3) Advisors II and the TPG Funds may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to beneficially own all of the securities held by TPG Wafer Holdings and TPG Wafer Partners. Mr. Coulter, by virtue of his positions with TPG Advisors III, T(3) Advisors and T(3) Advisors II, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by TPG Wafer Holdings and TPG Wafer Partners.

(4) Green Equity Investors III, L.P. ("GEI") and Green Equity Investors Side III, L.P. collectively hold a 19.7% membership interest in TPG Wafer Holdings. John G. Danhakl is a member and manager of GEI Capital III, L.L.C. ("GEI Capital"), which is the general partner of GEI and GEI Side. Mr. Danhakl is also a Vice President of LGP Management, Inc. ("LGPM"), the general partner of Leonard Green & Partners, L.P. ("LGP"), which is an affiliate of GEI Capital and the management company of GEI and GEI Side. GEI Capital, GPM and LGP may be deemed pursuant to Rule 13d-3 under the Exchange Act, to beneficially own all of the securities held by GEI and GEI Side. Mr. Danhakl, by virtue of his positions with GEI Capital and LGPM, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by GEI and GEI Side.

(5) All of these shares may be acquired by the holder within 60 days of March 31, 2002.

(6) Includes 136,704 shares that may be acquired within 60 days of March 31, 2002 and 8,000 shares as to which his spouse has shared voting and investment power.

(7) Includes 146,704 shares that may be acquired within 60 days of March 31, 2002 (including shares that may be acquired pursuant to the exercise of options that vested on March 31, 2002, the effective date of Dr. DeLuca's retirement from MEMC).

(8) Includes 65,800 shares that may be acquired within 60 days of March 31, 2002 (including shares that may be acquired pursuant to the exercise of options that vested on February 28, 2002, the effective date of Mr. Glaser's termination of employment from MEMC).

(9) Includes 90,550 shares that may be acquired within 60 days of March 31, 2002 and 2,200 shares as to which his spouse has shared voting and investment power.

                      OWNERSHIP OF MEMC EQUITY SECURITIES
                          BY CERTAIN BENEFICIAL OWNERS

     The following table lists the persons known by us to beneficially own 5% or more of our common stock and 5% or more of our Series A Cumulative Convertible Preferred Stock, each as of March 31, 2002.

                                                 AMOUNT AND NATURE OF             TITLE     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP           OF CLASS    OF CLASS
------------------------------------             --------------------           ---------   --------
TPG Wafer Holdings LLC.........................      182,182,192(1)(2)             Common       90%(1)
301 Commerce Street                                      260,000(1)(2)          Preferred      100%
Suite 3300
Fort Worth, TX 76102
TPG Wafer Partners LLC.........................      182,182,192(1)(2)(3)          Common       90%(1)
301 Commerce Street                                      260,000(1)(2)(3)       Preferred      100%
Suite 3300
Fort Worth, TX 76102
TPG Advisors III, Inc..........................      182,182,192(1)(4)             Common       90%(1)
301 Commerce Street                                      260,000(1)(4)          Preferred      100%
Suite 3300
Fort Worth, TX 76102
T(3) Advisors, Inc.............................      182,182,192(1)(4)             Common       90%(1)
301 Commerce Street                                      260,000(1)(4)          Preferred      100%
Suite 3300
Fort Worth, TX 76102
T(3) Advisors II, Inc..........................      182,182,192(1)(4)             Common       90%(1)
301 Commerce Street                                      260,000(1)(4)          Preferred      100%
Suite 3300
Fort Worth, TX 76102
Green Equity Investors III, L.P................      182,182,192(1)(2)(3)          Common       90%(1)
11111 Santa Monica Blvd                                  260,000(1)(2)(3)       Preferred      100%
Suite 2000
Los Angeles, CA 90025
Green Equity Investors Side III, L.P...........      182,182,192(1)(2)(3)          Common       90%(1)
11111 Santa Monica Blvd                                  260,000(1)(2)(3)       Preferred      100%
Suite 2000
Los Angeles, CA 90025
GEI Capital III, L.L.C.........................      182,182,192(1)                Common       90%(1)
11111 Santa Monica Blvd                                  260,000(1)             Preferred      100%
Suite 2000
Los Angeles, CA 90025
LGP Management, Inc............................      182,182,192(1)(5)             Common       90%(1)
11111 Santa Monica Blvd                                  260,000(1)(5)          Preferred      100%
Suite 2000
Los Angeles, CA 90025
Leonard Green & Partners, L.P..................      182,182,192(1)(5)             Common       90%(1)
11111 Santa Monica Blvd                                  260,000(1)(5)          Preferred      100%
Suite 2000
Los Angeles, CA 90025
TCW/Crescent Mezzanine Partners III, L.P.......      182,182,192(1)(2)(3)(6)       Common       90%(1)
11100 Santa Monica Blvd                                  260,000(1)(2)(3)(6)    Preferred      100%
Suite 2000
Los Angeles, CA 90025

                                                 AMOUNT AND NATURE OF             TITLE     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP           OF CLASS    OF CLASS
------------------------------------             --------------------           ---------   --------
TCW/Crescent Mezzanine Trust III...............      182,182,192(1)(2)(3)(6)       Common       90%(1)
11100 Santa Monica Blvd                                  260,000(1)(2)(3)(6)    Preferred      100%
Suite 2000
Los Angeles, CA 90025
TCW/Crescent Mezzanine Partners III
  Netherlands, L.P.............................      182,182,192(1)(2)(3)(6)       Common       90%(1)
11100 Santa Monica Blvd                                  260,000(1)(2)(3)(6)    Preferred      100%
Suite 2000
Los Angeles, CA 90025
State of Wisconsin Investment Board............        6,147,000(7)                Common      8.8%
P. O. Box 7842
Madison, WI 53707

---------------

(1) Based on information contained in a Schedule 13D jointly filed with the Securities and Exchange Commission by TPG Wafer Holdings LLC ("TPG Wafer Holdings"), TPG Wafer Partners LLC ("TPG Wafer Partners"), TPG Advisors III, Inc., T(3) Advisors, Inc., T(3) Advisors II, Inc., Green Equity Investors III, L.P., Green Equity Investors Side III, L.P., GEI Capital III, L.L.C., LGP Management, Inc., Leonard Green & Partners, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, The TCW Group, Inc., TCW Asset Management Company and TCW/Crescent Mezzanine III, LLC (the "Joint Filers") on November 23, 2001 and Amendment No. 1 to such Schedule 13D filed by the Joint Filers and TCW/Crescent Mezzanine III Netherlands, L.P. on January 31, 2002. Assumes the exercise or conversion in full of the warrants to purchase MEMC common stock and Series A Cumulative Convertible Preferred Stock, excluding accrued but unpaid dividends that may be convertible into shares of MEMC common stock and assuming shareholder approval of the Series A Cumulative Convertible Preferred Stock and the warrants. See "CERTAIN TRANSACTIONS -- Restructuring Agreement -- Shareholder Approval." TPG Wafer Holdings is the record owner of 49,959,970 shares of common stock and 260,000 shares of Series A Cumulative Convertible Preferred Stock. The reporting persons have shared voting power and investment power over all 182,182,192 shares.

(2) These entities and TPG Wafer Management LLC ("TPG Wafer Management") have entered into the Amended and Restated LLC Operating Agreement of TPG Wafer Holdings, dated as of November 13, 2001 and as amended on January 25, 2002, which provides that TPG Wafer Partners shall be the managing member of TPG Wafer Holdings and conduct the business and affairs of TPG Wafer Holdings. This includes voting of the equity securities that TPG Wafer Holdings holds except as set forth herein and in footnote (3) to this table. These entities and TPG Wafer Management have also entered into a Members' Agreement, dated as of November 13, 2001 and as amended on January 25, 2002, providing for, among other things, an agreement by TPG Wafer Partners not to cause TPG Wafer Holdings to vote its shares of common stock without the prior written consent of the other parties to the LLC Operating Agreement on certain matters. The Members' Agreement also provides that TCW/ Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III Netherlands, L.P. may nominate one individual to our Board of Directors, Green Equity Investors III, L.P. and Green Equity Investors Side III, L.P. may nominate one individual to our Board, and TPG Wafer Partners agrees to cause TPG Wafer Holdings to vote its shares of common stock in favor of the election of such individuals as our directors.

(3) These entities and TPG Wafer Management (each a guarantor) have entered into an Intercreditor Agreement, dated as of December 21, 2001, providing for, among other things, the assignment of any participation interests in the note of our Italian subsidiary, the senior subordinated secured notes and the warrants held by any guarantor to the other non-defaulting guarantors pro rata in the of certain defaults of such guarantor under their guarantees to our Citibank revolving credit agreement; TPG Wafer Partners' right of first offer to any participation interests in the note of our Italian subsidiary, the senior subordinated secured notes or the warrants that any guarantor wishes to transfer; the guarantors' tag-along rights to any transfer by TPG Wafer Partners or its affiliates of the note of our Italian subsidiary, the senior subordinated secured notes or the warrants; and TPG Wafer Partners' rights to cause the holders of participation interests in the notes of our Italian subsidiary, the senior subordinated secured notes or the warrants to sell such securities if TPG Wafer Partners wishes to sell its securities.

(4) David Bonderman, James G. Coulter and William S. Price, III are directors, officers and the sole shareholders of TPG Advisors III, Inc. ("TPG Advisors III"), which is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. ("Partners III"), TPG Parallel III, L.P. ("Parallel III"), TPG Investors III, L.P. ("Investors III"), FOF Partners III, L.P. ("FOF") and FOF Partners III-B, L.P. ("FOF B") and the sole member of TPG GenPar Dutch, L.L.C., which is the general partner of TPG Dutch Parallel III, C.V. ("Dutch Parallel III"). Mr. Bonderman, Mr. Coulter and Mr. Price are also directors, officers and the sole shareholders of T(3) Advisors, Inc. ("T(3) Advisors"), which is the general partner of T(3) GenPar, L.P., which in turn is the sole general partner of each of T(3) Partners, L.P. ("T(3) Partners"), T(3) Parallel, L.P. ("T(3) Parallel") and T(3) Investors, L.P. ("T(3) Investors") and the managing member of T(3) GenPar Dutch, L.L.C., which is the general partner of T(3) Dutch Parallel C.V. ("T(3) Dutch"). In addition, Mr. Bonderman, Mr. Coulter and Mr. Price are also directors, officers and the sole shareholders of T(3) Advisors II, Inc. ("T(3) Advisors II"), which is the general partner of T(3) GenPar II, L.P., which in turn is the sole general partner of each of T(3) Partners II, L.P. ("T(3) Partners II") and T(3) Parallel II, L.P. ("T(3) Parallel II"). Partners III, Parallel III, Investors III, FOF, FOF B, Dutch Parallel III, T(3) Partners, T(3) Parallel, T(3) Investors, T(3) Dutch, T(3) Partners II and T(3) Parallel II (collectively, the "TPG Funds") are members of TPG Wafer Partners, which in turn is a member of TPG Wafer Holdings, and also the managing member of TPG Wafer Management. TPG Wafer Holdings directly holds the 49,959,970 shares of MEMC common stock and 260,000 shares of Series A Cumulative Convertible Preferred Stock and an approximately 60% interest in TPG Wafer Management. TPG Wafer Partners directly holds 9,850,001 warrants to purchase MEMC common stock and TPG Wafer Management directly holds 250,000 warrants to purchase MEMC common stock. TPG Advisors III, T(3) Advisors and T(3) Advisors II may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to beneficially own all of the securities held by TPG Wafer Holdings and TPG Wafer Partners. Mr. Bonderman, Mr. Coulter and Mr. Price, by virtue of their positions with TPG Advisors III, T(3) Advisors, and T(3) Advisors II, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by TPG Wafer Holdings and TPG Wafer Partners. Each of Mr. Bonderman, Mr. Coulter and Mr. Price disclaims beneficial ownership of such securities.

(5) LGP Management, Inc. ("LGPM") is the general partner of Leonard Green & Partners, L.P. ("LGP"), which is an affiliate of GEI Capital III, L.L.C. ("GEI Capital" and, together with LGPM and LGP, the "LGP Controlling Persons"), which is the general partner of Green Equity Investors III, L.P. ("GEI") and Green Equity Investors Side III, L.P. ("GEI Side"). GEI and GEI Side, in the aggregate, own 19.7% of the membership interests in TPG Wafer Holdings. TPG Wafer Holdings directly holds 49,959,970 shares of MEMC common stock and 260,000 shares of Series A Cumulative Convertible Preferred Stock. GEI directly holds 3,258,872 warrants to purchase MEMC common stock and GEI Side directly holds 24,461 warrants to purchase MEMC common stock. LGPM, LGP and GEI Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act to share beneficial ownership of the securities held by TPG Wafer Holdings, and to beneficially own the warrants to purchase MEMC common stock held by GEI and GEI Side. Leonard I. Green, Jonathan D. Sokoloff, John G. Danhakl, Peter J. Nolan, Jonathan A. Seiffer and John M. Baumer, either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control the LGP Controlling Persons. By virtue of their positions with the LGP Controlling Persons, Messrs. Green, Sokoloff, Danhakl, Nolan, Seiffer and Baumer may be deemed to share beneficial ownership of the securities held by TPG Wafer Holdings and to have investment power and beneficial ownership with respect to the warrants to purchase MEMC common stock held by GEI and GEI Side. However, each such individual disclaims beneficial ownership of such securities.

(6) TCW/Crescent Mezzanine III, LLC ("MEZZANINE LLC"), a Delaware limited liability company, is the General Partner of TCW/Crescent Mezzanine Partners III, L.P. ("TCW Partners") and TCW/

    Crescent Mezzanine Partners III Netherlands, L.P. ("TCW Netherlands") and the Managing Owner of TCW/Crescent Mezzanine Trust III ("TCW Trust" and, collectively, the "TCW Funds"). TCW/ Crescent Mezzanine Management III, LLC ("Mezz Mgmt III") is the Investment Advisor of the TCW Funds, and has delegated all investment and voting discretion with respect to the securities owned by the TCW Funds to TCW Asset Management Company, a California corporation and registered investment advisor ("TAMCO"), as Sub-Advisor. As a result, Mezz Mgmt III disclaims beneficial ownership of these securities. TCW (Mezzanine III), L.P. ("Mezz III LP"), a Delaware limited partnership, is a member of MEZZANINE LLC who may be deemed to control MEZZANINE LLC. TAMCO is the Sub-Advisor to the TCW Funds and the General Partner of Mezz III LP. TAMCO is wholly owned by The TCW Group, Inc., a Nevada corporation ("TCWG"). TCWG, together with its direct and indirect subsidiaries, collectively constitute The TCW Group, Inc. business unit (the "TCW Business Unit"). The TCW Business Unit is primarily engaged in the provision of investment management services. The ultimate parent company of TCWG is Societe Generale, S.A., a company incorporated under the laws of France ("SG"). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit. SG, for purposes of the federal securities laws, may be deemed ultimately to control TCWG and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all of its business units except the TCW Business
    Unit), may beneficially own securities and such securities are not reported in this Table. In accordance with Exchange Act Release No. 34-39538 (January 12, 1998) and due to the separate management and independent operation of its business units, SG disclaims beneficial ownership of our securities beneficially owned by the TCW Business Unit. Each member of the TCW Business Unit disclaims beneficial ownership of our securities beneficially owned by SG and any of SG's other business units. TCW Partners, TCW Trust and TCW Netherlands, in the aggregate, own 19.7% of the membership interests in TPG Wafer Holdings and 3,065,630 warrants to purchase MEMC common stock. TPG Wafer Holdings directly holds 49,959,970 shares of MEMC common stock and 260,000 shares of Series A Cumulative Convertible Preferred Stock.

(7) Based on information contained in Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission by The State of Wisconsin Investment Board on February 12, 2002. The State of Wisconsin Investment Board has sole voting and investment power over all 6,147,000 shares.

                        BOARD OF DIRECTORS -- COMMITTEES

AUDIT COMMITTEE

     The Audit Committee assists the Board in overseeing and monitoring our financial reporting process. In this regard, the Audit Committee reviews MEMC's financial reports to shareholders and reviews and assesses our financial reporting process along with our system of internal controls. The Audit Committee also recommends the appointment of our independent accountants and reviews their services. Messrs. Willem D. Maris and Michael B. Smith served on the Audit Committee until November 2001. Mr. William E. Stevens has served on the Audit Committee since June 2001. The Audit Committee met six times in 2001, including two meetings since June 2001 when Mr. Stevens was appointed to the Committee. Messrs. Boehlke, Marsh and Stevens currently serve on the Audit Committee.

COMPENSATION AND NOMINATING COMMITTEE

     The Compensation and Nominating Committee:

     - Selects the executive and salaried employees who participate in our executive compensation program

     - Periodically reviews management development efforts

     - Reviews and approves new compensation programs

     - Sets base salaries for certain executives

     - Reviews and approves base salaries of certain newly hired executives

     - Approves annual incentive plan participants, targets and award amounts

     - Approves participants and awards under long-term equity incentive programs

     - Approves profit sharing programs

     - Reviews and approves annual adjustments in compensation necessitated by competitive, inflationary or governmental pressures

     - Reviews and approves compensation for our Board

     Since October 2001, the Compensation and Nominating Committee has also been responsible for nominating persons for election to our Board of Directors. The Compensation and Nominating Committee accepts nominations of persons for election to the Board of Directors by any MEMC shareholder who is a shareholder on the record date for the annual meeting and who submits a notice to us setting forth the information about both the nominee (including information required by the federal proxy solicitation rules) and the shareholder making the nomination. See "SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING," below.

     Prof. Dr. Wilhelm Simson, Drs. Hans Michael Gaul and Alfred Oberholz, and Messrs. Helmut Mamsch, Paul T. O'Brien and Michael B. Smith served on the Compensation and Nominating Committee until November 2001, during which time the Compensation and Nominating Committee met three times in 2001. Messrs. Boehlke, Marren and Marsh have served on this Committee since December 2001. There were no meetings of the Compensation and Nominating Committee in December 2001.

ENVIRONMENTAL, SAFETY AND HEALTH COMMITTEE

     The Environmental, Safety and Health Committee:

     - Ensures that MEMC implements and maintains uniform environmental, safety and health standards and performance expectations at all our locations which protect the environment and the health and safety of our employees and surrounding communities

     - Ensures that we maintain an effective process for evaluating the potential environmental, safety and health impacts of our new capital expenditures

     - Evaluates the impact that existing and developing environmental, safety and health laws, regulations, trends and issues may have on our operations, personnel and performance

     - Ensures that we take appropriate actions to minimize or mitigate the impact of such laws, regulations, trends and issues on MEMC, our operations and our personnel

     - Monitors our processes, performance and allocated resources in the environmental, safety and health areas

     Mr. von Horde served on the Environmental, Safety and Health Committee for all of 2001 and Messrs. Paul T. O'Brien and Michael B. Smith served on this Committee until November 2001, during which time the Committee met three times in 2001. There were no meetings of the Environmental, Safety and Health Committee in December 2001. The Environmental, Safety and Health Committee currently consists of Messrs. Boyce, Marren and Gareeb.

PLANNING AND CAPITAL EXPENDITURES COMMITTEE

     The Planning and Capital Expenditures Committee reviews our planned capital expenditures and makes recommendations to the Board regarding these expenditures. Mr. von Horde served on the Planning and Capital Expenditures Committee for all of 2001 and Prof. Dr. Wilhelm Simson, Drs. Hans Michael Gaul and Alfred Oberholz, and Messrs. Helmut Mamsch and Willem D. Maris served on this Committee until November 2001, during which time the Committee met three times in 2001. There were no meetings of the

Planning and Capital Expenditures Committee in December 2001. The Planning and Capital Expenditures Committee was dissolved in January 2002.

DIRECTOR COMPENSATION AND ATTENDANCE

     Employee directors receive no additional compensation for serving on the Board and its Committees.

     In 2001, non-employee directors received the following fees for their service on the Board and its Committees:

     - $25,000 annual Board retainer

     - $3,000 annual retainer for each Committee ($6,000 for a chairperson)

     - $1,000 for each Board meeting attended

     - $1,000 for each Committee meeting attended ($2,000 for a chairperson)

     In addition, on January 1, 2001 we granted each non-employee director stock options to purchase 2,100 shares of MEMC common stock. We also granted Mr. Stevens stock options to purchase 1,200 shares of MEMC common stock upon his appointment to the Board on June 14, 2001. One-third of these stock options will vest on the first, second and third anniversaries of the date of grant. Prof. Dr. Wilhelm Simson, Drs. Hans Michael Gaul and Alfred Oberholz, and Messrs. Helmut Mamsch, Willem D. Maris, Paul T. O'Brien and Michael B. Smith resigned from the Board in November 2001. As such, all of their respective unvested stock options were terminated and cancelled effective November 2001.

     The Board of Directors met five times in 2001. During 2001, all directors attended 75% or more of the Board and Committee meetings on which they served, except for Drs. Gaul and Oberholz. Dr. Gaul attended 73% of the Board and Committee meetings on which he served because he was unable to attend the Board meeting and two Committee meetings held in May 2001, and Dr. Oberholz attended 73% of the Board and Committee meetings on which he served because he was unable to attend the Board meeting and two Committee meetings held in March 2001.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the MEMC Board of Directors is currently composed of three independent directors and operates under a written charter adopted by the Board of Directors.

     We have met and held discussions with MEMC management and with MEMC's independent accountants, KPMG LLP. We have reviewed and discussed the consolidated financial statements of MEMC for 2001 with MEMC management. We discussed with KPMG matters required to be discussed by generally accepted auditing standards, including standards set forth in Statement on Auditing Standards No. 61.

     KPMG also provided to us the written disclosures regarding their independence required by Independence Standards Board Standard No. 1, and we discussed with KPMG their independence.

     Based on these reviews and discussions, we recommended to the Board of Directors that the audited consolidated financial statements for 2001 be included in MEMC's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

William E. Stevens (Chairman)
Robert J. Boehlke
C. Douglas Marsh

                         PRINCIPAL ACCOUNTING FIRM FEES

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP:

Audit Fees, excluding audit related.........................  $872,000
                                                              ========
Financial information systems design and implementation.....  $      0
                                                              ========
All other fees
  Audit related fees(1).....................................  $205,000
  Other non-audit services(2)...............................  $459,000
                                                              --------
  Total all other fees......................................  $664,000
                                                              ========

---------------

(1) Audit related fees consisted principally of review of SEC registration statements and other filings and issuance of consents, statutory audits and audits of financial statements of certain employee benefit plans.

(2) Other non-audit fees consisted of tax compliance, employee benefit advice and tax business incentives.

     The Audit Committee has considered and determined that the provision of non-audit services by KPMG LLP in 2001 is compatible with maintaining KPMG LLP's independence.

                  COMPENSATION AND NOMINATING COMMITTEE REPORT

     Our executive compensation program is based on the premise that a balance is required between our need to operate our business in an effective and profitable manner and the competitiveness of rewards in competing for management talent in the marketplace. The Compensation and Nominating Committee reviews this program at least annually to ensure that this balance is maintained.

POLICIES, GOALS AND RESPONSIBILITIES

     The objective of the Compensation and Nominating Committee is to establish compensation at a level that will allow us to attract, retain and motivate the caliber of individuals required to manage and expand our business. We establish compensation levels using guidelines developed by internationally recognized compensation consultants. These guidelines are based upon survey data of comparable U.S. companies, or comparable companies in the relevant geographic area where an executive is located.

     Our 2001 guideline for executive compensation was based on the Towers Perrin Executive Compensation Survey Database, General Industry, with a special emphasis placed on a subset of the Towers Perrin Executive Compensation Survey Database that included companies in the electronics and electrical equipment industries. We consider the companies included in these surveys to be representative of those with which we compete for executive officers and employees. To retain and attract key executives, for 2001 the Compensation and Nominating Committee utilized a compensation guideline that targeted base salaries and annual incentives for executive officers at the 50th percentile of the surveys. For long-term equity incentives, The Compensation and Nominating Committee did not rely on the survey levels but determined award levels for executive officers based on individual roles, responsibilities and performance.

     Our 2001 executive compensation program consisted of three components: (1) base salary, (2) annual cash incentive awards, and (3) long-term equity incentive awards.

BASE SALARIES

     We review the base salary of each executive officer on an annual basis. In making base salary decisions, the Compensation and Nominating Committee first reviews the comparable salary ranges from the compensation surveys. In addition, we consider certain other factors and use discretion as appropriate when setting base salary levels. For 2001, we continued to use an overall compensation guideline that targeted base salaries for executive officers at the 50th percentile of companies included in the compensation surveys. In setting base salaries for 2001, the Compensation and Nominating Committee also considered the improved performance of the Company in 2000, the competitive position of each executive officer's base salary in the market, personal performance and level of contribution.

     For 2001, Mr. von Horde, the Company's CEO, received an increase in base salary of $45,000. Mr. von Horde's 2001 base salary was $565,000. In increasing Mr. von Horde's base salary, the Compensation and Nominating Committee considered the compensation ranges from the compensation surveys, the fact that Mr. von Horde received no increase in base salary in 2000, and the improved performance of the Company in 2000.

     As a result of the difficult financial and market conditions experienced by the Company in 2001, in December 2001 the Compensation and Nominating Committee approved a twenty percent (20%) reduction in each executive officer's base salary effective as of January 1, 2002. This base salary reduction is effective until such time as the Company attains certain financial objectives as may be established by the Compensation and Nominating Committee or the Board of Directors.

ANNUAL CASH INCENTIVE AWARDS

     Participation in our Annual Incentive Bonus Plan is discretionary and the plan is non-contractual. Under current practice, we make annual cash awards to certain management, professional and technical personnel to recognize and reward individual and corporate performance.

     The Compensation and Nominating Committee establishes a performance/payout schedule each year to set target bonuses (as a percentage of base salary) for each designated participant. For 2001, we continued the use of the overall compensation guideline that targeted annual incentives for executive officers at the 50th percentile of companies included in the compensation surveys. In setting target bonuses for 2001, we also considered personal performance and level of contribution and the need to retain and attract key executive officers as the Company continued to recover from the difficult market and financial conditions experienced in the last several years. The Compensation and Nominating Committee generally did not adjust the target annual bonus levels for executive officers as compared with 1999, except in cases of substantial changes in responsibility. The 2001 target bonus levels for participants ranged from 8% to 140% of each participant's annual base salary.

     The 2001 annual incentive award for executive officers was subject to three factors: (1) the Company's performance against a certain financial target, (2) the participant's performance against his or her individual goals and (3) a discretionary award as determined by management. A certain percentage of a participant's target bonus was dependent on each of these factors, and each factor was independent of the other factors.

     In 2001, if the financial target was met, then each participant who was an executive officer received fifty percent (50%) of his or her target bonus. Each such participant could receive up to twenty-five percent (25%) of his or her target bonus based on his or her performance against individual goals. The remaining twenty-five percent (25%) of each such participant's target bonus was discretionary.

     The 2001 annual incentive plan also included a provision providing for the immediate payment of a bonus if events occurred which resulted in a change in control, as defined in the Company's 1995 Equity Incentive Plan. These events occurred in November 2001 as a result of the closing of the transaction between E.ON AG and an investor group led by Texas Pacific Group. However, in advance of the closing, the Special Committee of the Board of Directors terminated the 2001 annual incentive plan and authorized management to design and implement another plan which did not contain the change in control provision.

     Under the new 2001 annual incentive plan, all participants who were employed on March 15, 2002, except Mr. von Horde and certain executive officers and employees who either entered into separation agreements or new employment agreements with the Company, received an award equal to 100% of the participant's target bonus. The award was paid in the form of cash and restricted stock. The restricted stock award will vest 50% on March 15, 2002 and 50% on March 15, 2003.

     In consideration of the payments to be made to Mr. von Horde under his retirement agreement, Mr. von Horde did not receive an annual incentive bonus for 2001.

LONG-TERM INCENTIVE AWARDS

     Our long-term incentive bonus plan provides for equity-based compensation in the form of annual grants of non-qualified stock options with twenty-five percent (25%) of such options vesting on each anniversary of the date of grant. The non-qualified stock options have an exercise price equal to 100% of the market value of the Company's stock on the date of grant.

     In 2001, the Compensation and Nominating Committee used discretion in determining stock option award levels for executive officers taking into consideration individual roles and responsibilities, along with personal performance and level of contribution.

     Mr. von Horde's employment agreement provides for annual grants of stock options to purchase a number of shares with a face value of 200% of his base salary, not to exceed 100,000 shares in any one year. Consistent with this employment agreement, in 2001 we awarded Mr. von Horde non-qualified stock options to purchase 100,000 shares of stock.

MEMBERS OF THE COMPENSATION AND NOMINATING COMMITTEE

PRIOR TO NOVEMBER 13, 2001:                               AFTER NOVEMBER 12, 2001:
Prof. Dr. Wilhelm Simson, Chairman                        John Marren, Chairman
Dr. Hans Michael Gaul                                     Robert J. Boehlke
Mr. Helmut Mamsch                                         C. Douglas Marsh
Dr. Alfred Oberholz
Mr. Paul T. O'Brien
Ambassador Michael B. Smith

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                         ANNUAL COMPENSATION                  AWARDS
                                --------------------------------------     ------------
                                                          OTHER ANNUAL      SECURITIES     ALL OTHER
                                      SALARY     BONUS    COMPENSATION      UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR  ($)(1)    ($)(2)        ($)          OPTIONS (#)       ($)(3)
---------------------------     ----  -------   -------   ------------     ------------   ------------
Klaus R. von Horde(4).........  2001  564,984        --          --          100,000         7,534
Chief Executive Officer and     2000  519,984   691,600          --          100,000         7,140
President                       1999  505,853   330,000          --          109,000         1,854
James M. Stolze...............  2001  289,992        --          --           40,000         6,440
Executive Vice President and    2000  275,496   202,000          --           40,000         6,322
Chief Financial Officer         1999  260,088   214,000          --           39,200         6,720
John P. De Luca(5)............  2001  220,000   154,000          --           40,000         7,315
Corporate Vice President        2000  198,200   135,000          --           25,000         6,845
Technology                      1999  185,800   175,000          --           25,200         6,720
Julius R. Glaser (6)..........  2001  220,000        --          --           30,000         7,315
Corporate Vice President        2000  210,000   120,000          --           25,000         5,513
Global Sales and Marketing      1999  158,333    54,000      33,399(7)        10,800            --
Jonathon P. Jansky............  2001  232,000        --          --           40,000         6,711
Corporate Vice President        2000  220,000   160,000          --           40,000         6,393
Operations                      1999  205,000   156,710          --           36,000         6,720

---------------

(1) Amounts shown include cash compensation earned and received as well as cash compensation earned but deferred at the election of the executive officer.

(2) The amounts shown in this column consist of the following:

     ANNUAL INCENTIVE BONUSES (UNDER ANNUAL INCENTIVE BONUS PLAN):

     - Mr. von Horde, $691,600 in 2000 and $330,000 in 1999

     - Mr. Stolze, $202,000 in 2000 and $89,000 in 1999

     - Dr. De Luca, $154,000 in 2001, $135,000 in 2000 and $50,000 in 1999

     - Mr. Glaser, $120,000 in 2000 and $44,000 in 1999

     - Mr. Jansky, $160,000 in 2000 and $73,000 in 1999

     SPECIAL INCENTIVE BONUSES (UNDER SPECIAL INCENTIVE BONUS PROGRAM):

     - Mr. Stolze, $125,000 in 1999

     - Dr. De Luca, $125,000 in 1999

     - Mr. Jansky, $83,710 in 1999

     SPECIAL SIGN-ON BONUS:

     - Mr. Glaser, $10,000 in 1999

(3) For all executive officers other than Dr. De Luca, the amounts shown in this column represent matching contributions by MEMC to the MEMC Retirement Savings Plan. For Dr. De Luca, the amounts shown in this column consist of matching contributions by MEMC to the MEMC Retirement Savings Plan of $7,315, $6,338 and $6,720 in 2001, 2000 and 1999, respectively, and a patent award of $507 in 2000.

(4) Mr. von Horde became Chief Executive Officer on February 17, 1999 and will retire effective April 30, 2002.

(5) Dr. De Luca retired in January 2002.

(6) Mr. Glaser joined MEMC as Vice President, Sales in March 1999 and resigned from MEMC effective February 28, 2002.

(7) Amount shown represents relocation allowances.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                               --------------------------------------------------    POTENTIAL REALIZABLE
                                               % OF TOTAL                              VALUE AT ASSUMED
                                 NUMBER OF      OPTIONS                              ANNUAL RATES OF STOCK
                                SECURITIES     GRANTED TO                           PRICE APPRECIATION FOR
                                UNDERLYING     EMPLOYEES    EXERCISE                    OPTION TERM(1)
                                  OPTIONS      IN FISCAL     PRICE     EXPIRATION   -----------------------
NAME                           GRANTED(#)(2)      YEAR       ($/SH)       DATE        5%($)       10%($)
----                           -------------   ----------   --------   ----------   ---------   -----------
Klaus R. von Horde...........     100,000(3)     16.9%       9.6875      1/1/11      609,240     1,543,938
James M. Stolze..............      40,000         6.7%       9.6875      1/1/11      243,696       617,575
John P. De Luca..............      40,000         6.7%       9.6875     1/31/05       85,471       184,567
Julius R. Glaser.............      30,000         5.1%       9.6875     2/28/05       65,575       141,971
Jonathon P. Jansky...........      40,000         6.7%       9.6875      1/1/11      243,696       617,575

---------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of MEMC's common stock price. If MEMC's common stock does not increase in value, then the option grants described in the table will be valueless.

(2) Upon Dr. De Luca's retirement on January 31, 2002, the options granted to Dr. De Luca in 2001 vested and became exercisable for a period of three years. Upon Mr. Glaser's resignation effective as of February 28, 2002, the options granted to Mr. Glaser in 2001 vested and became exercisable for a period of three years. For each of the other named executive officers, options vest and become exercisable at the rate of 25% per year on January 1, 2002, January 1, 2003, January 1, 2004 and January 1, 2005. All options expire ten years from the date of grant. In the event of a change in control of MEMC and except as the Compensation and Nominating Committee may otherwise determine, all restrictions and conditions on the remaining unvested stock options will lapse as of the date of the change in control. In addition, upon termination of employment due to death, permanent disability or retirement, all stock options become immediately exercisable. In addition, upon termination of employment by MEMC without cause or by the employee for good reason within two years following a change of control, all stock options shall vest and become immediately exercisable.

(3) Upon Mr. von Horde's retirement on April 30, 2002, all of his existing unvested options will be cancelled and vested options will be exercisable for 60 days. See "Retirement Agreement -- Klaus R. von Horde."

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED
                                                                 OPTIONS AT FY-END(#)
                                                              ---------------------------
NAME(1)                                                       EXERCISABLE   UNEXERCISABLE
-------                                                       -----------   -------------
Klaus R. von Horde(2).......................................    183,000        264,000
James M. Stolze.............................................     94,504        102,000
John P. De Luca(3)..........................................     67,354         79,350
Julius R. Glaser(4).........................................     11,650         54,150
Jonathon P. Jansky..........................................     59,150         95,650

---------------

(1) The named executive officers did not exercise any options in 2001. None of the unexercised options were in-the-money based on a per share closing price of MEMC common stock of $3.55 on December 31, 2001.

(2) Upon Mr. von Horde's retirement on April 30, 2002, all of his existing unvested options will be cancelled and vested options will be exercisable for 60 days. See "Retirement Agreement -- Klaus R. von Horde."

(3) Upon Dr. De Luca's retirement on January 31, 2002, all of his options vested and became exercisable for a period of three years, except for options to purchase 16,504 shares granted to Dr. De Luca in July 1995 which are exercisable for a period of only one year from his retirement date.

(4) Upon Mr. Glaser's resignation effective February 28, 2002, all of his options vested and became exercisable for a period of three years.

PENSION PLAN

     MEMC sponsors the MEMC Pension Plan, a defined benefit pension plan which covered most U.S. employees of MEMC and its subsidiaries during the year. At the end of 2001, the plan was amended to freeze the accrued benefit for employees who did not meet certain age and service criteria. In order to receive future benefit accruals, a participant must have met one of two criteria: 1) as of December 31, 2001, the participant was at least age 50 with 5 years of service; or, 2) the participant had at least 25 years of service as of December 31, 2001. No future employees will be eligible for coverage under this plan.

     The basic benefit payable under the MEMC Pension Plan is determined based on a lump sum equal to 8% of a participant's "average total earnings" (as defined below) up to one-half of the Social Security wage base plus 12% of the participant's average total earnings over one-half of the Social Security wage base, multiplied by the participant's years of benefit service, less 2% of such amount for every year by which the current age of the participant is less than age 65 (the "Basic Formula"). In addition to the normal annuity options, a portion of the benefit is also available in an immediate lump-sum distribution at termination of employment.

     Employees who were participants in our former Pension Plan for Salaried Employees (the "Salaried Plan"), a prior plan merged into the MEMC Pension Plan as of December 31, 1996, are entitled to a benefit calculated under the formula in effect as of such date under the Salaried Plan, if such benefit is greater than the benefit calculated under the Basic Formula. The basic benefit payable under the Salaried Plan formula is a single life annuity equal to 1.2% of the participant's average total earnings multiplied by the participant's years of benefit service. However, if the participant was hired in the United States by Monsanto Company ("Monsanto"), a prior owner of a substantial part of our business, before April 1, 1986 and was employed by us at any time during the period April 1, 1989 through May 31, 1989, or if the participant was employed by MEMC at any time during the period January 1, 1989 through March 31, 1989, the factor is 1.4% of the participant's "average total earnings" instead of 1.2%. If a participant with either the 1.2% or 1.4% formula retires on or after age 55 but prior to age 65, his benefit will be reduced 1/4% for each month that his retirement date precedes his 65th birthday. However, if the participant is under age 65 but at least age 55 at the time of his retirement, and the participant's age and years of vesting service add up to at least 80, then the benefit is not subject to any reduction.

     The basic benefit under either the 1.2% or 1.4% formula is reduced by the amount the participant is entitled to receive under any other designated Monsanto defined benefit pension plan.

     For purposes of the MEMC Pension Plan, "average total earnings" means twelve times the greater of (a) the monthly average earnings received in the 36 full calendar months immediately prior to the date of employment termination or
(b) the monthly average of earnings received during the highest three of the ten calendar years immediately prior to the year in which employment terminates. "Earnings" means amounts paid to participants that are subject to federal income tax withholding (including salary and bonus payments), subject to certain adjustments. Generally, "earnings" utilized for pension formula purposes includes salary and annual bonus reported in the salary and bonus columns of the Summary Compensation Table. However, earnings utilized for pension formula purposes does not include payments in lieu of accrued vacation, sign-on bonuses and the special incentive bonuses paid in 1999. In addition, since annual incentive bonuses are paid in the year following the year earned, such bonuses are included in earnings utilized for pension formula purposes in the year following the year such bonuses are reported in the bonus column of the Summary Compensation Table.

     Retirement benefits payable under qualified defined benefit plans are subject to the annual pension limitations imposed under Section 415 of the Internal Revenue Code, for which limitations vary annually. The Section 415 limitation for 2001 is $140,000. In addition, Section 401(a)(17) of the Internal Revenue Code specifies a maximum amount of annual compensation, also adjusted annually, that may be taken into account in computing benefits under a qualified defined benefit plan. The Section 401(a)(17) limitation for 2001 is $170,000. However, for 2002 the Section 401(a)(17) limitation was increased to $200,000 which increased amount could be applied retroactively to all prior years. Effective in January 2002, we amended the MEMC Pension Plan to apply this $200,000 limitation to all prior years. Our Supplemental Executive Pension Plan (the "MEMC SEPP"), a non-qualified and unfunded plan, provided benefits over the applicable Internal Revenue Code limitations. Benefits under the MEMC SEPP are payable in the form of a lump-sum distribution, in the form of an annuity with monthly payments for life beginning at the participant's retirement age, or in annual installments not to exceed fifteen years. The MEMC SEPP was amended at the end of the year to cease future accruals. In addition, all accrued benefits under the MEMC SEPP for employees who entered into new employment contracts with the Company were waived.

     The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the Basic Formula. The table is based on the 2001 Social Security Wage Base, a 6.0% interest rate and the GAM83(50/50) Mortality Table. In addition, the amounts in the table assume that a participant met the criteria for continued benefit accrual effective as of December 31, 2001. The amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65.

                             PENSION PLAN TABLE(1)

                                                      YEARS OF SERVICE
                             ------------------------------------------------------------------
REMUNERATION                   5        10        15        20        25        30        35
------------                 ------   -------   -------   -------   -------   -------   -------
$ 125,000..................   6,329    12,658    18,987    25,316    31,645    37,974    44,303
   150,000.................   7,738    15,476    23,214    30,951    38,689    46,427    54,165
   175,000.................   9,147    18,294    27,440    36,587    45,734    54,881    64,028
   200,000.................  10,556    21,111    31,667    42,223    52,779    63,334    73,890
   225,000.................  11,965    23,929    35,894    47,859    59,823    71,788    83,753
   250,000.................  13,374    26,747    40,121    53,494    66,868    80,242    93,615
   300,000.................  16,191    32,383    48,574    64,766    80,957    97,149   113,340
   400,000.................  21,827    43,654    65,482    87,309   109,136   130,963   152,791
   500,000.................  27,463    54,926    82,389   109,852   137,315   164,778   192,241
   600,000.................  33,099    66,197    99,296   132,395   165,493   198,592   231,691
   700,000.................  38,734    77,469   116,203   154,938   193,672   232,407   271,141
   800,000.................  44,370    88,740   133,111   177,481   221,851   266,221   310,591
   900,000.................  50,006   100,012   150,018   200,024   250,030   300,036   350,041
 1,000,000.................  55,642   111,283   166,925   222,567   278,208   333,850   389,492

     Mr. von Horde and Mr. Glaser are covered by the Basic Formula. As of December 31, 2001, Mr. von Horde had 3.8 years of benefit service and annualized average total earnings of $903,174. Under the terms of the MEMC Pension Plan and MEMC SEPP, because Mr. von Horde did not participate in the MEMC Pension Plan and MEMC SEPP until April 1, 1998, as of December 31, 2001, Mr. von Horde had no vested benefit. As of December 31, 2001, Mr. Glaser had 2.8 years of benefit service and annualized average total earnings of $268,690. Under the terms of the MEMC Pension Plan and MEMC SEPP, because Mr. Glaser joined MEMC in March 1999, as of December 31, 2001, Mr. Glaser had no vested benefit. Neither Mr. von Horde nor Mr. Glaser met the criteria for continued benefit accrual effective December 31, 2001.

     In connection with certain reduction in force actions occurring in 2001 and 2002, we amended the MEMC Pension Plan to provide that participants terminated as part of a reduction in force prior to June 30, 2002 would be fully vested in their accrued benefit. Because Mr. Glaser terminated his employment as part of a reduction in force action, upon his termination on February 28, 2002 his $36,544 accrued lump-sum benefit under the MEMC Pension Plan became fully vested.

     Under the terms of his retirement agreement, Mr. von Horde will be entitled to a lump sum payment of $374,901 in full settlement of his accrued benefit under the MEMC Pension Plan and MEMC SEPP. See "Retirement Agreement -- Klaus R. von Horde."

     The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the 1.4% Salaried Plan formula described above. As discussed above, the 1.4% formula is an alternative to the Basic Formula. The amounts shown in the table assume that a participant met the criteria for continued benefit accrual effective as of December 31, 2001. In addition, the amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65 (without regard to the offsets described above).

                             PENSION PLAN TABLE(2)

                                                         YEARS OF SERVICE
                                             -----------------------------------------
REMUNERATION                                    20         25         30         35
------------                                 --------   --------   --------   --------
$125,000...................................  $ 35,000   $ 43,750   $ 52,500   $ 61,250
 150,000...................................    42,000     52,500     63,000     73,500
 175,000...................................    49,000     61,250     73,500     85,750
 200,000...................................    56,000     70,000     84,000     98,000
 225,000...................................    63,000     78,750     94,500    110,250
 250,000...................................    70,000     87,500    105,000    122,500
 300,000...................................    84,000    105,000    126,000    147,000
 400,000...................................   112,000    140,000    168,000    196,000
 450,000...................................   126,000    157,500    189,000    220,500
 500,000...................................   140,000    175,000    210,000    245,000

     Dr. DeLuca and Mr. Jansky are covered by the 1.4% formula. As of December 31, 2001, Dr. De Luca had 24.6 years of benefit service and annualized average total earnings of $287,988, and Mr. Jansky had 28.0 years of benefit service and annualized average total earnings of $304,925.

     Upon his retirement on January 31, 2002, Dr. DeLuca's annual single life annuity benefit from the MEMC Pension Plan was $56,835 and his lump-sum benefit under the MEMC SEPP was $393,001.

     The following table shows the estimated annual pension benefits under the MEMC Pension Plan and the MEMC SEPP in the remuneration and years of service classifications indicated using the 1.2% Salaried Plan formula described above. As discussed above, the 1.2% formula is an alternative to the Basic Formula. The table presents the better of the Basic Formula or the grandfathered 1.2% formula for each level of remuneration and years of service classification as a single life annuity assuming retirement at age 65. The basic benefit is calculated using the 2001 Social Security Wage Base, a 6% interest rate and the GAM83(50/50) Mortality Table to convert the lump sums to annuities. The amounts shown in the table assume that a participant met the criteria for continued benefit accrual effective as of December 31, 2001.

                             PENSION PLAN TABLE(3)

                                                               YEARS OF SERVICE
                                                          ---------------------------
REMUNERATION                                                 5        10        15
------------                                              -------   -------   -------
$225,000................................................  $13,500   $27,000   $40,500
 250,000................................................   15,000    30,000    45,000
 300,000................................................   18,000    36,000    54,000
 400,000................................................   24,000    48,000    72,000
 500,000................................................   30,000    60,000    90,000
 600,000................................................   36,000    72,000   108,000
 700,000................................................   42,000    84,000   126,000

     Mr. Stolze is eligible for the 1.2% formula. As of December 31, 2001, Mr. Stolze had 6.5 years of benefit service and annualized average total earnings of $406,934.

EMPLOYMENT AGREEMENTS

  JAMES M. STOLZE

     Mr. Stolze entered into a new employment agreement with MEMC effective as of January 1, 2002, which replaced his prior employment agreement. The new employment agreement provides that Mr. Stolze will serve as an executive officer of MEMC for a three-year term commencing November 13, 2001.

     Mr. Stolze's new employment agreement includes the following:

     - An initial annual base salary of $290,000 through December 31, 2001, which will then be reduced by 20% until such time as MEMC attains certain performance objectives to be determined by the Board

     - After Mr. Stolze's base salary is restored, the base salary shall be reviewed from time to time and may be adjusted by the Board, provided, however, his base salary cannot be decreased unless such decrease is part of a base salary reduction applicable to a broad class of management employees

     - An annual bonus opportunity, the terms and conditions of which will be determined by the Board with a target bonus of 50% of annual base salary and a maximum bonus of 88% of base salary

     - Participation in our employee benefit plans as maintained by MEMC from time to time and generally available to senior executives

     The new employment agreement provides for grants of stock options to purchase MEMC common stock as follows:

     - An initial grant of stock options to purchase 250,000 shares of MEMC common stock at an exercise price of $1.50 per share, vesting ratably over four years

     - An additional grant of stock options to purchase 250,000 shares at an exercise price per share equal to the fair market value per share on the date of grant, which will vest on the seventh anniversary of the date of grant or earlier if certain financial and operating objectives are achieved

     - On or about June 1, 2002, MEMC intends to allow Mr. Stolze to cancel all of his options to purchase 196,504 shares of MEMC common stock granted to him prior to the commencement date of the new employment agreement in exchange for a subsequent grant as soon as reasonably practicable following January 1, 2003 of stock options to purchase at least 40,000 shares of MEMC common stock at an exercise price equal to the fair market value on the date of grant, of which 50% will vest ratably over four years and 50% will vest on the seventh anniversary of the date of grant or earlier if certain financial and operating objectives are achieved

     Either party may terminate Mr. Stolze's employment agreement. In the event of Mr. Stolze's involuntary termination without cause (other than by reason of death or disability) or Mr. Stolze's voluntary termination for good reason during the employment term, he will be entitled to:

     - His base salary through the date of termination

     - His annual bonus, if any, earned in the calendar year immediately preceding the calendar year in which the date of termination occurs, to the extent not yet paid

     - Subject to the execution by Mr. Stolze of a general release and waiver, the continuation of Mr. Stolze's base salary for the one-year period beginning on the date of termination

     In consideration of the benefits provided in the new employment agreement, Mr. Stolze waived his rights to all benefits and payments under the MEMC SEPP, the MEMC Severance Plan for Senior Officers and the MEMC 2001 Annual Incentive Plan.

  JONATHON P. JANSKY

     Mr. Jansky entered into an employment agreement with MEMC effective as of January 1, 2002. The employment agreement provides that Mr. Jansky will serve as an executive officer of MEMC for a three-year term commencing November 13, 2001.

     Mr. Jansky's employment agreement includes the following:

     - An initial annual base salary of $232,000 through December 31, 2001, which will then be reduced by 20% until such time as MEMC attains certain performance objectives to be determined by the Board

     - After Mr. Jansky's base salary is restored, the base salary shall be reviewed from time to time and may be adjusted by the Board, provided, however, his base salary cannot be decreased unless such decrease is part of a base salary reduction applicable to a broad class of management employees

     - An annual bonus opportunity, the terms and conditions of which will be determined by the Board with a target bonus of 50% of annual base salary and a maximum bonus of 88% of base salary

     - Participation in our employee benefit plans as maintained by MEMC from time to time and generally available to senior executives

     The new employment agreement provides for grants of stock options to purchase MEMC common stock as follows:

     - An initial grant of stock options to purchase 250,000 shares of MEMC common stock at an exercise price of $1.50 per share, vesting ratably over four years

     - An additional grant of stock options to purchase 250,000 shares at an exercise price per share equal to the fair market value per share on the date of grant, which will vest on the seventh anniversary of the date of grant or earlier if certain financial and operating objectives are achieved

     - On or about June 1, 2002, MEMC intends to allow Mr. Jansky to cancel all of his options to purchase 154,800 shares of MEMC common stock granted to him prior to the commencement date of the new employment agreement in exchange for a subsequent grant as soon as reasonably practicable following January 1, 2003 of stock options to purchase at least 40,000 shares of MEMC common stock at an exercise price equal to the fair market value on the date of grant, of which 50% will vest ratably over four years and 50% will vest on the seventh anniversary of the date of grant or earlier if certain financial and operating objectives are achieved

     Either party may terminate Mr. Jansky's employment agreement. In the event of Mr. Jansky's involuntary termination without cause (other than by reason of death or disability) or Mr. Jansky's voluntary termination for good reason during the employment term, he will be entitled to:

     - His base salary through the date of termination

     - His annual bonus, if any, earned in the calendar year immediately preceding the calendar year in which the date of termination occurs, to the extent not yet paid

     - Subject to the execution by Mr. Jansky of a general release and waiver, the continuation of Mr. Jansky's base salary for the one-year period beginning on the date of termination

     In consideration of the benefits provided in the new employment agreement, Mr. Jansky waived his rights to all benefits and payments under the MEMC SEPP, the MEMC Severance Plan for Senior Officers and the MEMC 2001 Annual Incentive Plan.

  JULIUS R. GLASER

     Effective as of February 28, 2002, Mr. Glaser resigned from MEMC. In connection with his resignation, Mr. Glaser entered into a separation agreement with MEMC. The separation agreement provides for:

     - A lump-sum cash payment of $442,133

     - Vesting of all unvested options under MEMC's 1995 Equity Incentive Plan which options will be exercisable until February 28, 2005

     - Outplacement services not to exceed $18,000

     The above payments and benefits are in lieu of any amounts payable to Mr. Glaser under his prior employment agreement effective as of February 10, 1999, the MEMC Severance Plan for Senior Officers and any other plan in which Mr. Glaser was a participant other than his accrued benefits under certain retirement plans. The separation agreement also included a release and waiver of certain employment related claims.

RETIREMENT AGREEMENT

  KLAUS R. VON HORDE

     In connection with Mr. von Horde's retirement as our President and Chief Executive Officer effective April 30, 2002, MEMC entered into a retirement agreement with Mr. von Horde in April 2002. Pursuant to the retirement agreement, Mr. von Horde will receive the following in lieu of all amounts to which Mr. von Horde was entitled under all MEMC plans and his employment agreements:

     - Installment payments totaling $565,000 (subject to tax withholding) over the next twelve months, provided that any time on or after September 1, 2002, Mr. von Horde may elect to terminate the installment payments and receive the balance in a lump-sum cash payment

     - Lump-sum cash payment of $342,500 (subject to tax withholding) upon payment in full of the above installment payments

     - Lump-sum cash payment of $374,901 upon payment in full of the above installment payments in full settlement of accrued pension obligations owed by MEMC

     - Fully vested, three-year options to purchase 100,000 shares of MEMC common stock at an exercise price of $3.55 per share and 20,000 shares of MEMC common stock at an exercise price of $1.50 per share

     - Grant of 198,744 shares of MEMC common stock to be subject to a restricted stock agreement with certain vesting conditions

     - Participation in MEMC's medical and dental plans for the duration of the above installment payments on the same terms as similarly situated employees

     With respect to stock options awarded to Mr. von Horde prior to retirement, those that are not vested as of April 30 will be cancelled, and those that are vested as of April 30 will be exercisable for 60 days. The retirement agreement also includes mutual releases of certain claims.

SEVERANCE PLAN FOR SENIOR OFFICERS

     On October 15, 1999, we adopted a severance plan for our senior officers. The plan provided severance benefits to certain key executive officers in the event of their termination of employment both before and after a change of control of MEMC. Executive Vice Presidents and Corporate Vice Presidents reporting to MEMC's Chief Executive Officer were eligible to participate in the plan. However, the Compensation and Nominating Committee must designate all participants. All of the participants in this plan have either terminated their employment with MEMC or waived their rights under the plan in connection with the execution of separation agreements or new employment agreements. Accordingly, there are currently no participants in the plan.

     The plan has the initial term of three years ending October 15, 2002. After the initial term, the plan automatically renews for successive one-year terms until terminated on twelve months' prior notice to each participant. However, if there is a change in control of MEMC, the plan continues for two years following the change in control at which time the plan will terminate. The transaction between the investor group led by Texas Pacific Group and E.ON AG and its affiliates that closed on November 13, 2001 constituted a change of control under the plan. Accordingly, the plan will terminate on November 13, 2003.

     The Compensation and Nominating Committee may remove a participant from the plan by giving the participant twelve months' notice. However, no participant may be removed from the plan for two years following a change in control of MEMC.

     A participant is entitled to severance benefits under the plan in the event that he or she is:

     - Involuntarily terminated, other than for cause, while a participant in the plan; or

     - Constructively discharged within two years following a change in control of MEMC.

     A participant is not entitled to severance benefits under the plan in the event of his or her termination of employment on account of death, total and permanent disability, voluntary termination of employment by the participant or termination of employment by MEMC for cause.

     Participants who are entitled to severance benefits under the plan receive the following:

CASH COMPENSATION

     Salary: The greater of (1) one year's base salary in effect at the time of termination of employment without any accrued and unused vacation or (2) two weeks of such salary for each year of service with MEMC plus one additional week's salary plus accrued and unused vacation.

     Bonus: A pro rata bonus for the year of termination based on the number of days in the year before the termination date. The bonus will be determined based on the actual level of achievement of the relevant goals. However, if the termination of employment occurs within two years following a change in control, then (1) the pro rata bonus will be based on the full targeted level and (2) the participant will receive an additional payment equal to the bonus the participant would have received for the year of termination at the full targeted level.

STOCK OPTIONS

     If the termination of employment occurs within two years following a change in control, then the participant will be deemed to have retired for purposes of determining the vesting and expiration of all stock options previously granted to the participant.

RETIREMENT BENEFITS

     For purposes of determining benefits payable under the MEMC SEPP, the period used above to determine the salary severance benefit (e.g., either one year, or two weeks for each year of service plus one additional week) will be treated as additional service to MEMC.

MEDICAL AND DENTAL BENEFITS

     A participant will receive a payment equal to the cost of 18 months of COBRA premiums for dental coverage for the same level of coverage the participant is enrolled immediately prior to his or her termination. In addition, if a participant is not eligible for retiree medical benefits, the participant will receive an additional payment equal to the cost of 18 months of COBRA premiums for medical coverage for the same level of coverage the participant is enrolled immediately prior to his or her termination. These payments will be grossed up for taxes.

CHANGE IN CONTROL

     The Company's stock option plans and certain award agreements under such plans provide for acceleration of vesting in the event of a change in control of MEMC and/or in the event of termination of employment by MEMC without cause or by the participant for good reason within two years following a change in control of MEMC, as defined in those plans. Our named executives participate in these plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January to November 2001, the Compensation and Nominating Committee was comprised of Dr. Hans Michael Gaul, Mr. Helmut Mamsch, Dr. Alfred Oberholz, Mr. Paul T. O'Brien, Prof. Dr. Wilhelm

Simson and Ambassador Michael B. Smith. Since December 2001, the Compensation and Nominating Committee has been comprised of Mr. Robert J. Boehlke, Mr. John Marren and Mr. C. Douglas Marsh.

     Drs. Gaul, Oberholz and Simson and Mr. O'Brien are executive officers and/or directors of E.ON AG or one or more of its affiliates. Mr. Mamsch is a former executive officer of VEBA AG, a predecessor company of E.ON AG. E.ON AG, through certain of its subsidiaries, owned 71.8% of the outstanding shares of MEMC common stock until November 13, 2001. Mr. Marren is a partner with Texas Pacific Group. An investor group led by Texas Pacific Group currently owns 71.8% of the outstanding shares of MEMC common stock, 100% of the outstanding shares of MEMC Series A Cumulative Convertible Preferred Stock and 100% of the 16,666,667 outstanding warrants to purchase MEMC common stock. For a description of certain transactions and arrangements between MEMC and E.ON AG and its affiliates and between MEMC and the investor group led by Texas Pacific Group, see "CERTAIN TRANSACTIONS," below.

     None of the directors comprising the Compensation and Nominating Committee during 2001 has been an officer or employee of MEMC or any of its subsidiaries. Because the full Board of Directors approved certain compensation recommendations of the Compensation and Nominating Committee, Mr. von Horde is deemed to have participated in deliberations of the Board of Directors regarding remuneration paid to executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on our review of the Forms 3, 4 and 5 furnished to us, all of the filings for our executive officers and directors and greater than 10% shareholders required under Section 16(a) of the Securities Exchange Act of 1934 were made on a timely basis in 2001.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total shareholder return with the cumulative total return (assuming reinvestment of dividends) of the S&P 500 Index and the JPMorgan H&Q Semiconductor Index. The information on the graph covers the period from December 31, 1996 through December 31, 2001. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                              (Performance Graph)

---------------------------------------------------------------------------------------------------------------------------------
                                     December 31,    December 31,    December 31,    December 31,    December 31,    December 31,
                                         1996            1997            1998            1999            2000            2001
---------------------------------------------------------------------------------------------------------------------------------
 MEMC                                    100              68              38              54              43              16
 S&P 500                                 100             133             171             208             189             166
 JPMorgan H&Q Semiconductor              100             105             148             369             308             299

                              CERTAIN TRANSACTIONS

     E.ON North America, Inc., a corporation owned by E.ON AG and its subsidiaries, and VEBA Zweite Verwaltungsgesellschaft mbH, another subsidiary of E.ON AG, collectively owned approximately 72% of the outstanding shares of MEMC common stock until November 13, 2001. On September 30, 2001, E.ON AG and its affiliates (E.ON) entered into a purchase agreement with an investor group led by Texas Pacific Group, including TPG Wafer Holdings LLC and funds managed by Leonard Green & Partners, L.P. and TCW/Crescent Mezzanine Management III LLC (collectively, TPG). Pursuant to the purchase agreement, on November 13, 2001, TPG Wafer Holdings and its assignees purchased all of E.ON's debt in MEMC of approximately $910 million and all of E.ON's equity holdings in MEMC, representing approximately 72% of the outstanding shares of MEMC common stock.

     In an effort to minimize conflicts of interest by members of our Board of Directors affiliated with E.ON, TPG or other related parties, the Audit Committee, or a special committee consisting entirely of independent directors, generally approves or ratifies any material transaction with a related party. A special committee approved the transactions described under "TPG RESTRUCTURING AGREEMENT," below.

     In 2001, we made payments to E.ON AG and certain of its affiliates for software maintenance, raw materials, equipment and services, credit commitments and interest. We also participated in E.ON AG's global treasury management system. MEMC Pasadena, Inc., our granular polysilicon subsidiary, sold granular polysilicon to an affiliate of E.ON AG. Our significant agreements and arrangements between E.ON AG and its affiliates are more fully described below.

     In connection with and as a condition to closing the transactions contemplated by the purchase agreement between E.ON and TPG, on November 13, 2001, we entered into a restructuring agreement with TPG Wafer Holdings under which we restructured approximately $860 million of our debt that was acquired by TPG from E.ON. As part of the transactions contemplated by the purchase agreement and restructuring agreement, we also entered into certain agreements with TPG, E.ON and their respective affiliates as more fully described below.

AGREEMENTS AND TRANSACTIONS WITH E.ON

LOAN AGREEMENTS

     In 2001, MEMC incurred approximately $69.5 million in interest expense, commitment fees and other financing fees to E.ON AG and certain of its affiliates. We had entered into a number of credit and loan arrangements with E.ON AG and its affiliates. These loan and credit agreements with E.ON AG and its affiliates provided that the maturities on all outstanding debt maturing prior to January 1, 2002 would be extended until their respective maturity date anniversaries in 2002 (but only in the event we had used our best efforts to obtain replacement financing on equivalent terms and conditions and had been unsuccessful). On November 13, 2001, we had approximately $910 million of U.S. dollar, Euro and Japanese yen based loans outstanding with E.ON AG and its affiliates. These loans had interest rates ranging from 3.5% to 11.8% with annual commitment fees of 1/4 of one percent on the undrawn portion of these loans.

     On November 13, 2001, our loan and credit agreements with E.ON AG were assigned by E.ON to TPG pursuant to the terms of the purchase agreement and restructured as part of a restructuring agreement. See "CHANGE IN CONTROL" and "TPG RESTRUCTURING AGREEMENT" below.

TREASURY MANAGEMENT

     Under an informal arrangement, MEMC participated in E.ON AG's global treasury management system. As part of this arrangement, we generally offered E.ON AG or an affiliate a right of first refusal to act as our financial intermediary in transacting currency hedging activities. As a result of this arrangement, we entered into a number of foreign exchange hedging contracts using E.ON AG or an affiliate as our financial intermediary. MEMC believes that these hedging arrangements with E.ON AG or an affiliate allowed for transactions on terms that were comparable to terms available from unrelated third party financial intermediaries.

     In anticipation of the closing of the transactions contemplated by the purchase agreement between E.ON and TPG, on November 9, 2001 we terminated all of our hedging arrangements with E.ON. In full settlement of these hedging arrangements, E.ON paid MEMC approximately $4.3 million and approximately 3.8 billion Italian Lira. We believe the exchange rates and interest rates used to determine the settlement amounts were comparable to rates that would have been used by unrelated third party financial institutions to settle such hedging agreements.

PURCHASES OF EQUIPMENT AND RAW MATERIALS

     We purchased equipment and related maintenance services from an affiliate of Steag AG. E.ON AG holds a significant minority ownership interest in Steag AG. We believe that the price we paid for the equipment and services was not materially different from the price that we could have obtained from unrelated third parties for comparable equipment and services. In 2001, we paid Steag AG and its affiliates approximately $3.9 million for equipment and related services.

     We purchased raw materials from Degussa-Huls, an affiliate of E.ON AG. We believe the price we paid for the raw materials was not materially different from the price we could have obtained from third parties for similar products. In 2001, we paid Degussa-Huls approximately $1.3 million for raw materials.

SALES OF GRANULAR POLYSILICON

     MEMC Pasadena, Inc., our granular polysilicon subsidiary, sold granular polysilicon to an affiliate of Siemens Solar GmbH. An affiliate of E.ON, AG holds a significant minority ownership interest in Siemens Solar GmbH. We believe that the prices received by MEMC Pasadena, Inc. for these sales were comparable to the prices received by MEMC Pasadena, Inc. from sales to third parties. In 2001, MEMC Pasadena, Inc. sold approximately $9.6 million of granular polysilicon to the affiliate of Siemens Solar GmbH.

SAP SOFTWARE

     We obtained the use of SAP R/3 software and related maintenance services through E.ON AG, which has a license and maintenance contract with SAP AG. SAP R/3 software is a comprehensive enterprise resource planning software package designed to integrate our various business processes. In 1999, we paid E.ON AG a one-time fee of approximately $368,000 for the use of the SAP R/3 software. In 2001, we paid expenses to E.ON AG of approximately $285,000 for annual maintenance charges related to SAP maintenance services. Because of E.ON AG's volume pricing, we believe that both the one-time fee and the annual maintenance charges were more favorable than we would have been required to pay if we had independently contracted with SAP for the license and maintenance services. In December 2001, we terminated the agreement with E.ON under which we obtained the use of SAP R/3 software and related maintenance services and replaced this agreement with a direct license agreement between us and SAP America.

AGREEMENT FOR COMMUNICATION SERVICES

     MEMC had an arrangement with E.ON North America, Inc. covering certain of our communication service needs. This arrangement allowed MEMC to participate with E.ON North America, Inc. and several of its affiliates in a communication service agreement between E.ON North America, Inc. and AT&T. The term of the communication services agreement expired in 2001. In return for volume pricing discounts, E.ON North America, Inc. provided AT&T with minimum revenue commitments for each contract year during the term of the communication services agreement. MEMC entered into a reimbursement agreement with E.ON North America, Inc. which required us to reimburse E.ON North America, Inc. if our payments to AT&T under the communication services agreement did not meet certain minimum levels for each contract year. The Company was not obligated to make any reimbursement payments to E.ON North America, Inc. under this agreement. The reimbursement agreement expired simultaneously with the communication services agreement.

CHANGE IN CONTROL

     On September 30, 2001, E.ON and TPG entered into a purchase agreement. Prior to the closing contemplated by the purchase agreement, TPG Wafer Holdings formed MEMC Holdings Corporation as a wholly owned subsidiary.

     On November 13, 2001, E.ON and TPG completed the transactions contemplated by the purchase agreement. Pursuant to the purchase agreement, TPG Wafer Holdings and its assignees, including MEMC Holdings Corporation, purchased all of E.ON's debt in MEMC of approximately $910 million for an aggregate purchase price of $4.00 and all of E.ON's equity holdings in MEMC of 49,959,970 shares of MEMC common stock, representing approximately 72% of the outstanding shares of MEMC common stock, for an aggregate purchase price of $2.00. MEMC Holdings Corporation acquired approximately $411 million of the $910 million total debt. Pursuant to the purchase agreement, the purchase price payable by TPG to E.ON may be increased by a maximum of $150 million, depending upon our financial performance in 2002.

     Also at the closing, E.ON made capital contributions to MEMC as required under the purchase agreement in the aggregate amount of $37 million, of which $5 million was contributed to enable us to make a contribution to our defined benefit plan. In connection with these transactions, we and certain of our subsidiaries have executed releases of E.ON from certain actions, causes of action, suits, debts and other damages. In particular, we have released E.ON from its obligations under the loan agreements, security agreements, guaranties and associated documents relating to the debt acquired from E.ON by TPG. We have also released E.ON and certain of its affiliates from damages arising out of or in connection with any of them having been a shareholder, noteholder or director or officer of MEMC or any of its affiliates, and in connection with agreements in which E.ON has provided services or financing to or at the request of MEMC or any of its affiliates, except with respect to certain specified agreements.

     The obligations of TPG and E.ON to complete the transactions contemplated by the purchase agreement were subject to, among other things:

     - TPG reaching definitive agreement with respect to an exchange by TPG of the loans being acquired from E.ON for newly issued debt and equity securities of MEMC, and

     - MEMC entering into a new revolving credit facility with TPG (or a comparable lender) for up to $150 million.

     The conditions to closing were satisfied and E.ON and TPG consummated their sale and purchase on November 13, 2001. As described below, the transactions contemplated by the debt restructuring agreement between TPG Wafer Holdings and MEMC were also completed on November 13, 2001, except for the restructuring of the debt of our Italian subsidiary. See "-- TPG RESTRUCTURING AGREEMENT" below. We are currently reviewing with TPG alternatives to the originally contemplated Italian debt restructuring, which will take place, if at all, at such time as the parties may agree.

     As a result of these transactions, TPG now beneficially owns approximately 72% of the outstanding MEMC common stock and has exchanged approximately $860 million of the debt acquired from E.ON for:

     - all of the shares of our newly issued Series A Cumulative Convertible Preferred Stock with an aggregate stated value of $260 million;

     - $50 million in principal amount of our newly issued senior subordinated secured notes; and

     - warrants to purchase 16,666,667 shares of our common stock.

     TPG has also retained a senior secured term note issued by our Italian subsidiary in the principal amount of 55 million Euro (approximately $50 million).

     Effective November 13, 2001, all of the E.ON affiliated members resigned from the MEMC Board of Directors. In addition, on that date two of the independent members of the Board also resigned. The Board established by resolution that the Board will consist of nine persons and, on November 13, 2001, appointed four nominees to serve on the Board as designated by TPG Wafer Holdings in the restructuring agreement. The Board has subsequently established by resolution that the Board will consist of ten persons and has appointed four additional persons to the Board, two of whom are independent directors who are now serving on the Audit Committee of the MEMC Board.

TPG RESTRUCTURING AGREEMENT

GENERAL

     In connection with and as a condition of closing of the transactions contemplated by the purchase agreement between E.ON and TPG, on November 13, 2001, we executed a definitive restructuring agreement with TPG Wafer Holdings. Pursuant to the restructuring agreement, TPG Wafer Holdings exchanged with MEMC all of the shares of the Class A Common Stock of MEMC Holdings Corporation, the subsidiary holding company that had acquired approximately $411 million of the debt purchased from E.ON, for 260,000 shares of our Series A Cumulative Convertible Preferred Stock, having an aggregate stated value of $260 million. Each share of the Series A Cumulative Convertible Preferred Stock is convertible into shares of MEMC common stock at a conversion price of $2.25 per share, subject to certain limitations and antidilution adjustments.

     The following steps were then taken pursuant to the restructuring agreement:

     - TPG exchanged with MEMC approximately $449 million of our debt acquired from E.ON for $50 million in principal amount of our senior subordinated secured notes, with warrants to acquire up to 16,666,667 shares of our common stock, subject to certain antidilution adjustments.

     - TPG retained an existing 55 million Euro (approximately $50 million) note from our Italian subsidiary.

     - TPG established a five-year revolving credit facility to make available to us up to $150 million in senior secured loans.

     - We entered into various agreements contemplated by the restructuring agreement, including a registration rights agreement and an agreement and plan of merger relating to the merger agreement between MEMC and TPG Wafer Holdings.

     TPG Wafer Holdings subsequently exchanged with MEMC the one outstanding share of Class B Common Stock of MEMC Holdings Corporation for a promissory note having a principal amount of $250. As a result, MEMC Holdings Corporation is now a wholly owned subsidiary of MEMC.

SHAREHOLDER APPROVAL

     Pursuant to the restructuring agreement, we agreed to use our best efforts to obtain, as promptly as possible, (i) any necessary approval by our shareholders relating to the Series A Cumulative Convertible Preferred Stock, the shares issuable upon conversion of the Series A Cumulative Convertible Preferred Stock, the warrants and the shares issuable upon exercise of the warrants under the rules and regulations of the New York Stock Exchange, (ii) the approval by our shareholders of the plan of merger between MEMC and TPG Wafer Holdings contained in the merger agreement in accordance with the Delaware General Corporation Law, and (iii) the approval by our shareholders of a one-for-two reverse split of our common stock. We have filed a preliminary proxy statement with the Securities and Exchange Commission in connection with a special shareholders' meeting for the purpose of approving the above items along with an increase in our authorized capital stock from 200,000,000 shares of common stock to 250,000,000 shares of common stock. The timing of the special shareholders' meeting is dependent upon the timing of the completion of the review of the preliminary proxy statement by the Securities and Exchange Commission.

OWNERSHIP OF MEMC AFTER RESTRUCTURING TRANSACTIONS

     If the preferred stock and warrants are approved by our shareholders, TPG will own or have the right to acquire, through ownership of the common stock acquired from E.ON, conversion of the preferred stock (excluding accrued but unpaid dividends) and exercise of the warrants, a minimum of approximately 182 million shares of our common stock, which would represent approximately 90% of our outstanding common stock. Because the preferred stock earns cumulative dividends that may be payable in kind upon conversion, if TPG were not to convert any preferred stock until immediately prior to the earliest redemption date, TPG would own or have the right to acquire a maximum of approximately 364 million shares of our common stock, which would represent approximately 95% of our outstanding common stock.

BOARD REPRESENTATION

     The restructuring agreement required the MEMC Board of Directors to appoint a total of four nominees designated by TPG Wafer Holdings prior to the closing, to be allocated to the different director classes as specified by TPG Wafer Holdings. In addition, the restructuring agreement provides that commencing with the next annual meeting of our shareholders, and at each annual meeting thereafter, TPG Wafer Holdings shall be entitled to present to the Board of Directors a number of nominees for election to the class of directors up for election at such annual meeting equal to the number of TPG Wafer Holdings nominees in such class immediately prior to such election. We have agreed to cause each such TPG Wafer Holdings designated nominee to be included in the slate of nominees recommended by the Board to the shareholders for election, and to use our best efforts to cause those nominees to be elected. TPG Wafer Holdings will have these contractual rights so long as at least $130 million in stated value of the Series A Cumulative Convertible Preferred Stock remains outstanding and TPG Wafer Holdings and its affiliates beneficially own greater than 50% of the preferred stock. As a practical matter, TPG Wafer Holdings currently possesses the power to elect all of our directors through its beneficial ownership of a majority of our voting stock.

NOTES AND WARRANTS

     The senior subordinated secured notes due 2007 issued by MEMC under the terms of the restructuring agreement are guaranteed by our domestic subsidiaries and bear interest at a rate of 8% (payment in kind) in the first two years following issuance, 14% (payment in kind) in the third and fourth years following issuance and 14% (payment in kind with optional payment in cash at the request of the note holders) in the fifth and sixth years following issuance. As collateral under the notes, we have pledged substantially all of our domestic assets, including all of the capital stock of most of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries, but excluding any assets currently pledged to support third party debt. The notes and the related security interest are subordinate in priority and in right of payment to the Citibank revolving credit agreement and the reimbursement agreement, which are described under "-- Credit Agreement" below. In addition, the notes and related indenture contain substantially the same loan covenants as the Citibank revolving credit agreement, which are described under "-- Credit Agreement" below.

     The warrants issued by MEMC entitle the holders to purchase an aggregate of 16,666,667 shares of MEMC common stock at an exercise price of $3.00 per share, subject to certain antidilution adjustments. The warrants may only be exercised after shareholder approval of the warrants. See "Shareholder Approval" above. Assuming shareholder approval is obtained, the warrants may be exercised, in whole or in part, at any time and from time to time until their expiration on November 13, 2011.

     Pursuant to the restructuring agreement, we have agreed to restructure the 55 million Euro (approximately $50 million) debt issued by our Italian subsidiary, on terms set forth in the restructuring agreement. It was originally contemplated that our Italian subsidiary would secure and deliver to TPG a senior secured note due 2031 in the principal amount of 55 million Euro, guaranteed by MEMC, bearing interest at a rate of 6% per annum (payment in kind) and secured by assets of the Italian subsidiary. The parties have been unable to restructure the Italian debt on the original terms contemplated in the restructuring agreement. We are currently reviewing with TPG alternatives to the originally contemplated restructuring of this debt, which will take place, if at all, at such time as the parties may agree.

REGISTRATION RIGHTS AGREEMENT

     We have entered into a registration rights agreement with TPG providing for registration rights with respect to the preferred stock, the shares of common stock issuable upon conversion of the preferred stock, the warrants, the shares of common stock issuable upon exercise of the warrants, the notes and the accompanying guarantees and any shares of common stock owned or acquired by TPG (including the shares acquired by TPG from E.ON pursuant to their purchase agreement). We have agreed that, on or before August 10, 2002, we will file with the Securities and Exchange Commission a shelf registration statement on Form S-3 covering resales of these registrable securities by the holders of the registrable securities.

CREDIT AGREEMENT

     In connection with the restructuring, TPG originally established a five-year revolving credit facility pursuant to which the TPG lender parties committed to make available to us a line of credit in an aggregate amount of $150 million. Pursuant to this credit agreement, loans would be made subject to the following aggregate lending limitations:

     - $50 million at any time prior to January 1, 2002,

     - $75 million at any time prior to April 1, 2002,

     - $100 million at any time prior to July 1, 2002,

     - $125 million at any time prior to October 1, 2002, and

     - $150 million at any time on and after October 1, 2002.

     The TPG credit facility provided that loans would bear interest at a rate of LIBOR plus 3.5% per annum or an alternate base rate (based upon the greater of the Federal funds rate plus 0.5% and Citibank N.A.'s prime rate) plus 2.5% per annum. As collateral under this credit agreement, we pledged substantially all of our domestic assets, including all of the capital stock of most of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries, but excluding any assets then currently pledged to support third party debt. Our domestic subsidiaries also guaranteed our payment obligations under the credit agreement.

     Subsequent to the original closing of the debt restructuring transactions, we made arrangements to replace the TPG revolving credit facility with a substantially similar five-year revolving credit facility with an affiliate of Citibank, N.A. On December 21, 2001, we entered into the new Citibank credit facility which replaced the TPG credit facility. In April 2002, Citibank assigned 50% of its interest in this credit facility to UBS AG. The interest rate under the Citibank facility is LIBOR plus 1.5% or an alternative base rate (based upon the greater of the Federal funds rate plus 0.5% and Citibank's prime rate) plus 0.5% per annum. TPG has guaranteed our obligations under the new Citibank facility, and in return, we have entered into a reimbursement agreement with the guarantors under which we have agreed to reimburse them for any payments made under the guaranty. Both the Citibank credit facility and the reimbursement agreement are secured by substantially the same collateral that secured the original TPG credit facility. As with the TPG facility, our domestic subsidiaries have guaranteed MEMC's obligations under the Citibank facility and the reimbursement agreement. The subsidiary guaranties are supported by security interests in substantially all of the assets of the domestic subsidiaries. The Citibank credit facility contains certain loan covenants, including covenants to maintain minimum quarterly consolidated earnings before interest, taxes, depreciation and amortization; minimum monthly consolidated backlog; minimum monthly consolidated revenues; maximum annual capital expenditures; and other covenants customary for revolving loans of this type and size. MEMC must maintain compliance with these covenants in order to draw on the facility. In addition, outstanding loans under the credit facility will become due and payable if we are in breach of the loan covenants and such breach causes an event of default under the credit facility.

MERGER AGREEMENT

     Pursuant to an agreement and plan of merger, we have agreed to permit the merger of TPG Wafer Holdings with and into us at such time as TPG Wafer Holdings shall determine. We will continue in existence as the surviving corporation. In connection with the merger, the members of TPG Wafer Holdings will convert their limited liability company interests in TPG Wafer Holdings into equivalent equity securities of us held by TPG Wafer Holdings, plus common stock having a market value equal to the principal amount of the debt securities of MEMC held by TPG Wafer Holdings and the accrued but unpaid interest on such debt securities. TPG Wafer Holdings currently does not directly hold any debt of MEMC and has indicated it has no current intention to acquire debt of MEMC. The merger is subject to the approval of our shareholders and the members of TPG Wafer Holdings. The agreement and plan of merger is being submitted to our shareholders for approval at the special shareholders meeting described above. See "-- Shareholder Approval" above.

MANAGEMENT ADVISORY AGREEMENT

     In connection with the restructuring, we have entered into a management advisory agreement with TPG GenPar III, L.P., an affiliate of Texas Pacific Group. Pursuant to the agreement, TPG GenPar III will provide management and financial advisory services to us as requested by our Board of Directors in exchange for a management advisory fee of $2 million per annum plus additional compensation if TPG GenPar III acts as a financial advisor to us for future transactions such as a merger or debt or equity financing.

TAX CONSISTENCY AGREEMENT

     In 2001, following the closing of the transactions contemplated by the purchase agreement and restructuring agreement, we entered into a tax consistency agreement with MEMC Holdings Corporation, TPG Wafer Partners LLC and TPG Wafer Holdings. This agreement sets forth the income tax elections to be made and the anticipated U.S. federal income tax treatment of the transactions contemplated by the purchase agreement and the restructuring agreement.

FEES AND EXPENSES

     We are responsible for the payment of all our expenses incurred in connection with the restructuring agreement and the subsequent negotiation and documentation of the Citibank replacement credit facility, including all fees and expenses of our legal counsel and all third-party consultants engaged by us to assist in such transactions. We have paid TPG a $10 million transaction fee in connection with the restructuring agreement. In addition, we expect to pay TPG, Citibank and UBS a total of $3 million in fees (of which TPG will receive up to approximately $1.1 million) in connection with the TPG credit facility, the Citibank credit facility and the related guaranties. We have reimbursed TPG for all its fees and disbursements of legal counsel, financial advisors and other third party consultants (of approximately $14 million) and have paid other out-of-pocket expenses incurred by us in connection with the restructuring (of approximately $3 million).

OWNERSHIP INTEREST IN TPG WAFER MANAGEMENT

     Certain of our executive officers have received limited liability company membership interests in TPG Wafer Management, an investment limited liability company that owns a 1.5% membership interest in TPG Wafer Holdings. These membership interests are economic interests, with no voting rights and represent a total of approximately 37% of the interests in TPG Wafer Management and, therefore, indirectly, approximately 0.56% of the membership interests in TPG Wafer Holdings.

     Additional membership interests in TPG Wafer Management may be issued to directors, executive officers and other services providers of MEMC. In addition to its membership interest in TPG Wafer Holdings, TPG Wafer Management owns approximately $750,000 in principal amount of our senior secured notes and a 1.5% interest in the 55 million Euro note issued by MEMC's Italian subsidiary as well as 250,000 of our warrants. Upon consummation of the merger described above, TPG Wafer Management will receive a proportionate amount of the shares of common stock, preferred stock and/or warrants of MEMC in exchange for its 1.5% membership interest in TPG Wafer Holdings. Assuming consummation of the merger on November 13, 2001, TPG Wafer Management would have received 749,399 shares of MEMC common stock and 3,900 shares of Series A Preferred Stock.

              ITEM NO. 2 -- APPROVAL OF 2001 EQUITY INCENTIVE PLAN

     MEMC's Board of Directors adopted MEMC's 2001 Equity Incentive Plan on December 10, 2001, amended and restated the plan effective in March, 2002, and directed that the plan be presented for approval by stockholders at MEMC's 2002 Annual Shareholders' Meeting.

GENERAL

     The purpose of the plan is to promote the interests of MEMC and its stockholders by providing prospective employees, employees and consultants of MEMC and its subsidiaries with an appropriate incentive to enter and continue in the employ of MEMC and to improve the growth and profitability of MEMC.

     The Compensation and Nominating Committee administers the plan. The plan provides for the grant of nonqualified stock options and restricted stock. Individuals who are prospective employees of, employees of or consultants to MEMC or a subsidiary of MEMC are eligible to receive awards under the plan. The Compensation and Nominating Committee has discretion to, among other things:

     - Determine whether to grant nonqualified stock options, restricted stock or a combination of both

     - Select the prospective employees, employees and consultants to whom awards are made

     - Establish the timing, pricing, amount, vesting and other terms and conditions of each award

     - Adopt, amend and rescind rules and regulations relating to the plan

     - Construe and interpret the plan and award agreements

     - Make all other determinations necessary or advisable for the administration of the plan

     The Compensation and Nominating Committee's decisions pertaining to the interpretation, construction or application of the plan are final and binding.

     Subject to certain adjustments, a maximum of 7,000,000 shares of common stock are available for grant under the plan, of which 3,496,410 shares had been granted as of March 31, 2002. These shares may be authorized but unissued shares, treasury shares or any combination thereof. If any award granted under the plan terminates or expires prior to its exercise, the shares covered by the award will again be available for grant under the plan. No more than 2,000,000 shares of common stock may be subject to stock options awarded in any calendar year to an individual subject to Section 162(m) of the Internal Revenue Code of 1986, as amended.

     The closing price of MEMC common stock on March 28, 2002 as reported on the New York Stock Exchange was $5.90 per share. As of March 31, 2002, there were approximately 4,600 employees and 70 consultants who were potentially eligible to participate in the plan.

TYPES OF AWARDS

     Set forth below is a description of the types of awards that may be granted under the plan.

  NONQUALIFIED STOCK OPTIONS

     Under the plan, the Compensation and Nominating Committee may grant nonqualified stock options pursuant to an award agreement. Each option represents the right to purchase one share MEMC common stock at a price per share established by the Compensation and Nominating Committee on the date of grant.

     Options must be exercised before expiration or termination, which is generally ten years after the date of grant or earlier as a result of death, disability or other termination of employment or consulting service with MEMC.

  RESTRICTED STOCK

     The Compensation and Nominating Committee may award restricted stock under the plan pursuant to an award agreement. Restricted stock is an award of MEMC common stock that is subject to restrictions determined by the Compensation and Nominating Committee, including forfeiture conditions and restrictions against transfer for a specified period. The restrictions on restricted stock may lapse in installments based on factors determined by the Compensation and Nominating Committee. In addition, the Compensation and Nominating Committee has discretion to waive or accelerate the lapsing of restrictions in whole or in part.

     Prior to the expiration of the restricted period, a grantee of restricted stock has the right to vote the restricted stock and, unless otherwise provided in the award agreement, the right to receive cash dividends on the restricted stock. Any stock dividends on shares of restricted stock will be treated as additional shares under the restricted stock award and will be subject to the same restrictions and other terms and conditions as the restricted stock on which the stock dividend was paid.

     Restricted stock that is not vested at the time a grantee's employment or consulting service is terminated for any reason will be forfeited, unless otherwise specified in the award agreement.

ADDITIONAL INFORMATION

  CHANGE IN CAPITALIZATION

     Under the plan, if there is a change in the number of outstanding shares of MEMC common stock by reason of any stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or other form of reorganization, or any other change involving MEMC common stock, proportionate adjustments will be made under the plan to reflect the change. Adjustments with respect to the following will be made as considered appropriate by the Compensation and Nominating Committee to prevent dilution or enlargement of rights:

     - The aggregate number of shares of MEMC common stock for which awards may be granted under the plan

     - The number of shares of MEMC common stock covered by each outstanding award under the plan and the price per share for each such award

     In the event any of the following events occur, the Compensation and Nominating Committee may in its discretion exchange or cancel any outstanding award in return for a new award, cash and/or the property received by holders of MEMC common stock:

     - Dissolution or liquidation of MEMC

     - Sale of all or substantially all of MEMC's assets

     - Merger or consolidation involving MEMC where MEMC is not the surviving corporation

     - Merger or consolidation involving MEMC where MEMC is the surviving corporation but the holders of shares of MEMC common stock receive securities of another corporation and/or other property, including cash

  CHANGE IN CONTROL

     In the event an individual's employment or consulting service is terminated by MEMC without cause or by such individual for good reason within two years following a change in control of MEMC, then, unless the award agreement otherwise provides or the Compensation and Nominating Committee otherwise determines:

     - All outstanding options held by such individual will become fully vested and exercisable

     - All restrictions and conditions of all restricted stock awards then outstanding will lapse

  OTHER TERMS

     Generally, an individual's rights under the plan may not be assigned or transferred except in the event of death.

     The plan will remain in effect until terminated by the Compensation and Nominating Committee. The plan will continue thereafter, however, until all awards previously granted under the plan are satisfied or otherwise terminated. Unless the plan is amended or terminated by the Compensation and Nominating Committee, no awards may be granted under the plan after December 7, 2011.

     The Compensation and Nominating Committee may in its discretion terminate any option or restricted share then outstanding without amendment to the plan or the award agreement and pay to the holder thereof:

     - With respect to options, an amount equal to the excess of the then fair market value of MEMC common stock over the exercise price of the options

     - With respect to restricted stock, an amount equal to the then fair market value of MEMC common stock

     The Compensation and Nominating Committee may at any time amend, suspend or terminate the plan. No amendment, suspension or termination, however, may adversely affect a grantee's rights under any previously granted award without the consent of the grantee.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain of the federal income tax consequences to holders of nonqualified stock options granted under the plan.

  NONQUALIFIED STOCK OPTIONS

     Although an optionee will not recognize income upon the original grant of a nonqualified stock option, if an optionee chooses to exercise his or her option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares of MEMC common stock on the date of exercise and the aggregate exercise price for such shares. To the extent, and in the year, that an optionee recognizes income, MEMC may take a deduction. An optionee's tax basis in the shares received will equal the fair market value of such shares on the date of exercise.

     If an optionee disposes of shares purchased pursuant to a nonqualified stock option, any gain or loss will be short-term or long-term capital gain or loss, depending upon the period during which the optionee held such shares. See "Capital Gains and Losses" below. No gain or loss will be recognized on the surrender of the previously acquired shares. If an optionee surrenders previously acquired shares to pay for a nonqualified stock option, the excess, if any, of the fair market value of the newly acquired shares over the fair market value of the surrendered shares will be includable in the optionee's income.

  CAPITAL GAINS AND LOSSES

     If an optionee holds shares for more than twelve months, upon a subsequent disposition, the optionee will realize long-term capital gain or loss equal to the difference between the amount the optionee receives upon such disposition and the optionee's basis in the shares.

     If an optionee disposes of shares twelve months or less after the optionee acquires them, the optionee will realize short-term capital gain or loss equal to the difference between the amount the optionee receives upon such disposition and the optionee's basis in the shares.

     To the extent that an optionee recognizes ordinary income, MEMC may take a deduction.

      THE MEMC BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF
                       MEMC'S 2001 EQUITY INCENTIVE PLAN.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Shareholder proposals intended to be presented at our 2003 Annual
Shareholders' Meeting must be received by us by                ,
for inclusion in our proxy statement and form of proxy card for that meeting.

     In order for a shareholder to nominate a candidate for director for election at an annual shareholders' meeting, under our Restated Certificate of Incorporation, we must receive timely notice of the nomination in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual shareholders' meeting. The shareholder filing a notice of nomination must include information about the nominee, such as name, address, occupation and shares held.

     In order for a shareholder to bring other business before an annual shareholders' meeting, we must receive timely notice in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual shareholders' meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement, form of proxy card and/or annual shareholders' meeting agenda under regulations governing the solicitation of proxies. The above time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

     In each case, the notice must be given to David Fleisher, MEMC's Secretary, whose address is 501 Pearl Drive (City of O'Fallon), P. O. Box 8, St. Peters, Missouri 63376.

     Any shareholder desiring a copy of our Restated Certificate of Incorporation or Restated By-Laws will be furnished a copy without charge upon written request to our Secretary.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be presented for consideration at the 2002 Annual Shareholders' Meeting by the Board of Directors or by shareholders who have requested inclusion of proposals in this proxy statement. If any other matter shall properly come before the meeting, the persons named in the accompanying proxy card intend to vote on such matters in accordance with their judgment.

April   , 2002

                         MEMC ELECTRONIC MATERIALS, INC.

         The undersigned hereby directs Putnam Fiduciary Trust Company as trustee (the "Trustee") of the MEMC Retirement Savings Plan (the "Plan") to vote, as designated on the reverse side, all of the shares of Common Stock of MEMC Electronic Materials, Inc. (the "Company") which the undersigned is entitled to direct the Trustee to vote pursuant to the terms of the Plan, on the matters set forth on the reverse side and, in the discretion of the Trustee and its proxies, upon any other business which may properly come before the Annual Meeting of Stockholders of the Company, to be held at the MEMC Learning Center at 1613 E. Terra Lane, O'Fallon, Missouri 63366, on June 5, 2002 at 10:00 a.m., local time, and all adjournments thereof.

         This voting direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no direction is made by a participant, voting will be controlled by the terms of the Plan.

                  PLEASE DATE AND SIGN ON THE REVERSE SIDE AND
                     MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                           /\ FOLD AND DETACH HERE /\

                         MEMC ELECTRONIC MATERIALS, INC.

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


1.       Election of directors: Richard W. Boyce, John G. Danhakl and Nabeel
         Gareeb

         FOR { }                   WITHHOLD ALL { }         FOR ALL EXCEPT { }


         -----------------------------------------------------------------------

         (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name(s) on the space provided above.)

2.       To approve MEMC's 2001 Equity Incentive Plan.

         FOR { }                   AGAINST { }                   ABSTAIN { }

3. In its discretion, the Trustee and its proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

The undersigned hereby revokes all prior directions heretofore given by the undersigned to the Trustee with respect to the subject matter hereof for said meeting. The direction may be revoked prior to its exercise.

____________________________________________                ______________, 2002

Signature of Plan Participant                                    Date

Note: Please sign exactly as your name or names appear hereon.


PLEASE MARK, SIGN AND PROMPTLY RETURN THIS VOTING DIRECTION CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                           /\ FOLD AND DETACH HERE /\

                         MEMC ELECTRONIC MATERIALS, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 5, 2002

         The undersigned hereby appoints James M. Stolze and David L. Fleisher, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the "Company"), to be held at the MEMC Learning Center at 1613 E. Terra Lane, O'Fallon, Missouri 63366, on June 5, 2002 at 10:00 a.m., local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

            This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

                  PLEASE DATE AND SIGN ON THE REVERSE SIDE AND
                     MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                           /\ FOLD AND DETACH HERE /\

                         MEMC ELECTRONIC MATERIALS, INC.

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. {X}


1.       Election of directors: Richard W. Boyce, John G. Danhakl and Nabeel
         Gareeb

         FOR { }              WITHHOLD ALL { }              FOR ALL EXCEPT { }


         -----------------------------------------------------------------------

         (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name(s) on the space provided above.)

2.       To approve MEMC's 2001 Equity Incentive Plan.

         FOR { }                AGAINST { }                      ABSTAIN { }

3. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. The proxy may be revoked prior to its exercise.

________________________________________              ____________________, 2002

Signature                                                      Date

________________________________________              ____________________, 2002

Signature if held jointly                                      Date

Note: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                           /\ FOLD AND DETACH HERE /\